                           SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                     THE SECURITIES EXCHANGE ACT OF 1934

 Filed by the Registrant  [X]
 Filed by a Party other than the Registrant  [ ]
 Check the appropriate box:
  [ ] Preliminary Proxy Statement
  [X] Definitive Proxy Statement
  [ ] Definitive Additional Materials
  [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.142-12

                              W. R. GRACE & CO.
- -----------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                              W. R. GRACE & CO.
- -----------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

 Payment of Filing Fee (Check the appropriate box):
 [X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
 [ ] $500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3)
 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11

     1) Title of each class of securities to which transaction applies:

  ---------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

  ---------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

  ---------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

  ---------------------------------------------------------------------------

  * Set forth the amount on which the filing fee is calculated and state how it was determined.

 [ ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

  ---------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

  ---------------------------------------------------------------------------

     3) Filing Party:

  ---------------------------------------------------------------------------

     4) Date Filed:

  ---------------------------------------------------------------------------

GRACE


                           NOTICE OF ANNUAL MEETING

   Notice is hereby given that the Annual Meeting of Shareholders of W. R. Grace & Co. ("Company") will be held at the Boca Raton Marriott-Boca Center, 5150 Town Center Circle, Boca Raton, Florida, at 10:30 a.m. on Friday, May 10, 1996. The purpose of the Annual Meeting is to consider and act upon:

   (1) the election of three directors for a term expiring in 1999 and one director for a term expiring in 1997;

   (2) the ratification of the selection of Price Waterhouse LLP as independent certified public accountants of the Company and its consolidated subsidiaries for 1996;

   (3) the approval of the Company's Long-Term Incentive Program;

   (4) the approval of the Company's Annual Incentive Compensation Program;

   (5) a shareholder-proposed resolution; and

   (6) any other business that properly comes before the Annual Meeting.

   The Board of Directors has fixed the close of business on March 21, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.



                                               ROBERT B. LAMM
                                                 Secretary

April 10, 1996

                                   CONTENTS

Election of Directors .........................................  1
 Board Committees and Meetings ................................  1
 Nominees .....................................................  3
 Directors Continuing in Office ...............................  4
 Executive Compensation .......................................  6
 Relationships and Transactions with Management and Others  ... 23
Security Ownership of Management and Others ................... 26
 Management Security Ownership ................................ 26
 Other Security Ownership ..................................... 27
 Ownership and Transactions Reports ........................... 27
Selection of Independent Certified Public Accountants  ........ 27
Approval of Long-Term Incentive Program ....................... 28
Approval of Annual Incentive Compensation Program  ............ 32
Shareholder Proposal .......................................... 34
Other Matters ................................................. 35
 Other Business ............................................... 35
 Proxy and Voting Procedures .................................. 35
 Votes Required ............................................... 36
 Solicitation Procedures ...................................... 36
 Proposals for 1997 Annual Meeting ............................ 36

                               PROXY STATEMENT

   The Annual Meeting of Shareholders of W. R. Grace & Co. ("Company," which may also refer to one or more subsidiaries of W. R. Grace & Co.) will be held on May 10, 1996. The Company is furnishing this Proxy Statement in connection with the solicitation of proxies to be used at the Annual Meeting and any adjournments. The Company's mailing address is One Town Center Road, Boca Raton, Florida 33486-1010. This Proxy Statement and the enclosed proxy are first being sent to shareholders on April 10, 1996.

   Only shareholders of record at the close of business on March 21, 1996 are entitled to vote at the Annual Meeting and any adjournments. At that record date, the following voting stocks of the Company were outstanding:

                                                 VOTES PER
       CLASS            SHARES OUTSTANDING         SHARE
- -----------------      ------------------      -----------
6% Preferred                    36,460              160
Class A Preferred               16,256               16
Class B Preferred               21,577               16
Common                      98,452,251                1

See "Other Matters" below for additional information concerning the voting of proxies.

                            ELECTION OF DIRECTORS

   The Company's Certificate of Incorporation provides for the division of the Board of Directors into three classes, each to serve for a three-year term. The term of the Class I Directors expires at the 1996 Annual Meeting; accordingly, the shareholders will vote on the election of three Class I Directors to serve for a term expiring in 1999. In addition, the shareholders will vote on the election of one Class II Director to serve for a term expiring in 1997.

   The names and biographies of the nominees are set forth on pages 3 and 4; the names and biographies of the directors continuing in office are set forth on pages 4 and 5. The nominees have been designated as such by the Board of Directors (on the recommendation of the Nominating Committee), and it is anticipated that all nominees will be candidates when the election is held. However, if for any reason any nominee is not a candidate at that time, proxies will be voted for any substitute nominee designated by the Company (except where a proxy withholds authority with respect to the election of directors).

BOARD COMMITTEES AND MEETINGS

   To facilitate independent director review, and to make the most effective use of the directors' time and capabilities, the Board of Directors has established various committees, including those described below. None of the members of the following committees is an executive or former executive of the Company (other than Mr. Holmes, who served as Acting President and Chief Executive Officer of the Company from March 2 to May 1, 1995) or has served as a consultant to the Company (other than Ms. Kamsky, a member of the Committee on Corporate Responsibility).

   The Audit Committee is responsible for reviewing the financial information the Company provides to shareholders and others, the Company's systems of internal controls, and its auditing, accounting and financial reporting process generally. The Committee's specific responsibilities include (1) recommending to the Board the selection of independent certified public accountants to audit the annual financial statements of the Company and its consolidated subsidiaries, (2) reviewing the annual financial statements and
(3) meeting with the Company's senior financial officers, internal auditors and independent certified public accountants to review the scope and results of the audit and other matters regarding the Company's accounting, financial reporting and internal control systems. The members of the Committee are Mr. Eckmann (Chairman) and Dr. Frick, as well as George C. Dacey, Robert C. Macauley and Eugene J. Sullivan, directors who are not standing for re-election at the Annual Meeting. The Committee met five times during 1995.

   The Compensation, Employee Benefits and Stock Incentive Committee ("Compensation Committee") makes recommendations to the Board with respect to the salary and annual and long-term incentive compensation of certain officers and other high-level employees, as well as the Company's benefit plans, programs and arrangements generally. The Compensation Committee also administers the Company's stock incentive plans and determines the recipients and terms of stock incentives granted under those plans. The current members of the Compensation Committee are Messrs. Eckmann, Holmes and Phipps, as well as Edward W. Duffy (Chairman), a director who is not standing for re-election at the Annual Meeting, and Peter S. Lynch, a director who has advised the Company that he will resign from the Board effective the date of the Annual Meeting. In 1995, the Compensation Committee met 11 times.

   The Nominating Committee recommends to the Board candidates for nomination as directors of the Company. The current members of the Committee are Messrs. Phipps (Chairman), Duffy, Holmes and Macauley; as noted above, Messrs. Duffy and Macauley are not standing for re-election at the Annual Meeting. The Committee met three times in 1995. The Committee will consider candidates recommended by shareholders; such recommendations should be sent to the Chairman of the Nominating Committee, c/o Robert B. Lamm, Secretary, W. R. Grace & Co., One Town Center Road, Boca Raton, Florida 33486-1010.

   The Company's employment policy prohibits discrimination and encourages diversity. Consistent with this policy, the Board (including the Nominating Committee) recognizes that its composition should reflect the global nature of the Company's operations and the diversity of its workforce. The Board also recognizes that it is in a unique position to "set the tone at the top" and to demonstrate its belief that diversity makes good business sense. At the same time, however, the Board believes that the critical factor in selecting a director should be his or her qualifications and abilities, without regard to race, religion, gender or other status. The Board believes that these goals should be accomplished by a variety of processes, including
(1) publicizing the Board's intent to diversify its membership, (2) utilizing the skills of search firms (or individuals at search firms) that are experienced in bringing diverse candidates to the attention of their clients and/or that reflect diversity themselves and (3) assuring that the Company executes its employment policy at all levels, thereby assuring the Company's reputation as a truly diverse workplace and enhancing its ability to attract, retain and motivate a diverse group of employees and Board members. While the Board does not believe it is practicable to fix a specific date by which these goals will be accomplished, it intends to achieve greater diversity as vacancies and other opportunities occur and anticipates that a satisfactory level of Board diversity could be achieved within approximately two years (i.e., by the time of the 1998 Annual Meeting of Shareholders).

   The Committee on Corporate Responsibility advises management on the Company's role in the public sector and its responsibility with respect to matters of public policy. The Committee met once in 1995. Its members are Dr. Frick (Chairman) and Ms. Kamsky, as well as Dr. Dacey and Mr. Lynch (who, as noted above, will cease serving as directors at the Annual Meeting).

   The Board of Directors held 18 meetings in 1995. Each current director attended 75% or more of the meetings held by the Board and the standing Board committees on which he or she served, other than Dr. Hampers; he did not attend certain meetings at which the Board discussed certain matters relating to National Medical Care, Inc. ("NMC"), the Company's principal health care subsidiary, of which he is chairman of the board and chief executive officer. The average attendance of current directors at such Board and committee meetings was approximately 92%.

NOMINEES

       NOMINEES FOR ELECTION AS CLASS I DIRECTORS -- TERM EXPIRING IN 1999

Photo              ALBERT J. COSTELLO
                   Director since May 1995
                   Age: 60
                   Mr. Costello is the Company's chairman, president and chief executive officer, positions he has held since May 1995. Before joining the Company, Mr. Costello served as chairman of the board and chief executive officer of American Cyanamid Company from April 1993 to December 1994. Mr. Costello received a B.S. in chemistry from Fordham University and an M.S. in chemistry from New York University. He joined American Cyanamid in 1957 as a chemist and held various research, marketing and management positions in the United States, Mexico and Spain. In 1982, he was named group vice president in charge of American Cyanamid's global agricultural business; in 1983 he became an executive vice president with responsibility for global agricultural and chemical products businesses; and from 1991 through March 1993 he was American Cyanamid's president. Mr. Costello is a director of FMC Corporation and the Chemical Manufacturers Association; a trustee of Fordham and the American Enterprise Institute for Public Policy Research; a member of the Business Roundtable; and a member of the executive committee of the British-North American Committee of the National Planning Association. He has previously served as a director of the Pharmaceutical Manufacturers Association; as chairman of the National Agricultural Chemicals Association; and as a member of the executive committee of the Societe de Chimie Industrielle.

Photo              MARYE ANNE FOX
                   Director since January 1996
                   Age: 48
                   Dr. Fox is vice president for research, and the Waggoner Regents chair in chemistry, of the University of Texas, positions she has held since 1994 and 1992, respectively; she has been on the faculty of the University since 1976. Dr. Fox received a B.S. in chemistry from Notre Dame College, an M.S. in organic chemistry from Cleveland State University and a Ph.D. in organic chemistry from Dartmouth College; she also holds an honorary doctoral degree from Notre Dame. Dr. Fox is vice chair of the National Science Board and has received numerous honors and awards from a wide variety of educational and professional organizations. She has also served on several editorial boards and has authored approximately 300 publications, including three books and more than 20 book chapters.

PHOTO              THOMAS A. VANDERSLICE
                   Director since March 1996
                   Age: 64
                   Mr. Vanderslice began his career with General Electric Company, where he spent 23 years in various technical, management and executive positions, including executive vice president and sector executive of General Electric's power systems business. He subsequently served as president and chief operating officer of GTE Corporation, as chairman and chief executive officer of Apollo Computer, and, from 1989 to June 1995, as chairman and chief executive officer of M/A-COM, Inc., a designer and manufacturer of radio frequency and microwave components, devices and subsystems for commercial and defense applications. Mr. Vanderslice received a B.S. in chemistry and philosophy from Boston College and a Ph.D. in chemistry and physics from Catholic University; he holds several patents and has written numerous technical articles. He is a director of Texaco Inc., a trustee of Boston College and chairman of the Massachusetts High Technology Council. He is also a member of the National Academy of Engineering, the American Chemical Society and the American Institute of Physics.

             Nominee for Election as a Class II Director--Term Expiring in 1997

Photo              CONSTANTINE L. HAMPERS
                   Director since 1986
                   Age: 63
                   Dr. Hampers is an executive vice president of the Company and chairman of the board and chief executive officer of NMC, which he founded in 1968. Prior to 1968 and for several years thereafter, Dr. Hampers was director of artificial kidney services at Peter Bent Brigham Hospital and assistant professor of medicine at Harvard University School of Medicine. He holds B.S. and M.D. degrees from the University of Pittsburgh. Dr. Hampers is a director of IGI, Inc.

DIRECTORS CONTINUING IN OFFICE

                    CLASS II DIRECTORS--TERM EXPIRING IN 1997

Photo              VIRGINIA A. KAMSKY
                   Director since 1990
                   Age: 42
                   Ms. Kamsky is the founder, president and co-chief executive officer of Kamsky Associates Inc., an advisory, consultancy and investment firm specializing in The People's Republic of China. She graduated from Princeton University with an honors degree in East Asian studies (with concentration in Chinese and Japanese language studies) and served as a lending officer with The Chase Manhattan Bank in Tokyo, Beijing and New York City before forming Kamsky Associates in 1980. Ms. Kamsky is a member of the Council on Foreign Relations, a founding director of the Council's Hong Kong Committee, and a trustee of Princeton-in-Asia and the Johns Hopkins-Nanjing Council. She previously served on Princeton's Board of Trustees, including its Executive and Investment Committees.

                   JOHN E. PHIPPS
                   Director since 1975
                   Age: 63
                   Mr. Phipps is a private investor. He is chairman and a director of John H. Phipps, Inc. and a director of The Bessemer Group, Bessemer Securities Corporation, Bessemer Trust Company, Bessemer Trust Company of Florida, Bessemer Trust Company, N.A., Essex Holdings and Ingersoll-Rand Company.

                    CLASS III DIRECTORS--TERM EXPIRING IN 1998

Photo              HAROLD A. ECKMANN
                   Director since 1976
                   Age: 75
                   Mr. Eckmann retired in 1985 as chairman and chief executive officer of Atlantic Mutual Insurance Company and Centennial Insurance Company--The Atlantic Companies. He was educated at the United States Merchant Marine Academy and the University of California. Mr. Eckmann joined The Atlantic Companies in 1949 and became president in 1970 and chairman and chief executive officer in 1976.

Photo              JAMES W. FRICK
                   Director since 1984
                   Age: 71
                   Dr. Frick is president of James W. Frick Associates, a consulting firm to private colleges and universities. He is also vice president emeritus of the University of Notre Dame, having served the University in various capacities from 1951 to 1987, including as a member of the board of trustees. Dr. Frick holds three degrees from Notre Dame. He is president emeritus of the Community Foundation of St. Joseph County, Indiana, a former director of Society Bank of South Bend and Society National Bank, Indiana, and a former member of the board of trustees of Converse College. He also served a term as a member of the board of the Department of Financial Institutions of the State of Indiana.

Photo              THOMAS A. HOLMES
                   Director since 1989
                   Age: 72
                   Mr. Holmes served as acting president and chief executive officer of the Company from March to May 1995. He was chairman, president and chief executive officer of Ingersoll-Rand Company until his retirement in 1988, having spent his entire business career with Ingersoll-Rand. He is a graduate of the University of Missouri--Rolla. Mr. Holmes is a director of Newmont Gold Co. and Newmont Mining Corp.

   See "Executive Compensation," "Relationships and Transactions with Management and Others" and "Security Ownership of Management and Others" below for additional information.

   In March 1996, Thomas L. Gossage, Chairman and Chief Executive Officer of Hercules, Incorporated ("Hercules"), a specialty chemicals company, resigned as a director of the Company. In his letter of resignation, Mr. Gossage stated that he could not remain a director of the Company "given what appears to be its direction and long-term strategy regarding its specialty chemical business," with particular reference to the Company's unwillingness to consider a combination of the Company and Hercules. In announcing Mr. Gossage's resignation, the Company stated, among other things, that the Board of Directors viewed the proposed combination not to be in the best interests of the Company and its shareholders; that neither the Company nor its advisors see business-related synergies between the Company and Hercules; that despite Mr. Gossage's statement that he was not in agreement with the direction and long-term strategy of the Company, he never expressed dissatisfaction at any meeting of the Board or to Mr. Costello; and that the Company's new management had delivered significant shareholder value in a relatively short period of time. The foregoing description of Mr. Gossage's resignation and related matters does not purport to be complete and is qualified in its entirety by reference to the Company's Current Report on Form 8-K dated March 6, 1996, which has been filed with the Securities and Exchange Commission ("SEC").

EXECUTIVE COMPENSATION

   The following Summary Compensation Table sets forth information concerning the 1995 compensation of (1) Mr. Costello, the Company's chief executive officer since May 1, 1995; (2) the other four most highly compensated executive officers of the Company who were serving as such at year-end 1995;
(3) J. P. Bolduc, who served as the Company's chief executive officer from January 1 to March 2, 1995; (4) Mr. Holmes, who was the Company's Acting President and Chief Executive Officer from March 2 to May 1, 1995; and (5) F. Peter Boer and Brian J. Smith, who resigned as executive officers on June 15, 1995 and July 18, 1995, respectively, and whose compensation would have been reportable under clause (2) above but for the fact that they were not executive officers of the Company at year-end 1995. Certain information has been omitted from the Summary Compensation Table because it is not applicable or because it is not required under SEC rules. See "Resignations of Executive Officers" below for additional information.

   Mr. Holmes did not participate in any of the Company's executive compensation plans and programs during his tenure as Acting President and Chief Executive Officer of the Company; accordingly, the disclosures relating to such plans and programs in and following the Summary Compensation Table do not contain any information concerning Mr. Holmes.

                             ANNUAL COMPENSATION
NAME AND PRINCIPAL
  POSITION               YEAR     SALARY      BONUS
- ---------------------  ------  ----------  ----------
A. J. Costello
 Chairman,
 President and Chief
 Executive Officer       1995    $600,000    $900,000
J-L. Greze               1995     335,000     320,000
 Executive Vice          1994     323,333     400,000
 President               1993     300,000     175,000
C. L. Hampers            1995     821,068     422,755
 Executive Vice          1994     786,250     720,000
 President               1993     736,000     600,000
P. D. Houchin
 Senior Vice President
 and Chief Financial
 Officer(e)              1995     250,604     250,000
D. H. Kohnken            1995     371,725     394,000
 Executive Vice          1994     357,000     410,000
 President               1993     357,000     310,000
J. P. Bolduc
 President and           1995     225,000
 Chief Executive         1994     883,333   1,262,000
 Officer                 1993     800,000     986,000
T. A. Holmes
 Acting President
 and Chief Executive
 Officer                 1995     174,231
F. P. Boer               1995     343,400     180,000
 Executive Vice          1994     343,400     180,000
 President               1993     343,400     150,000
B. J. Smith
 Executive Vice          1995     345,000     400,000
 President and Chief     1994     335,333     400,000
 Financial Officer       1993     316,000     300,000

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                            LONG-TERM COMPENSATION
                       -------------------------------
                          AWARDS(A)         PAYOUTS
                       --------------  ---------------
                                         NO. OF SHARES
                                          UNDERLYING                    ALL OTHER
NAME AND PRINCIPAL       OTHER ANNUAL       OPTIONS         LTIP       COMPENSATION
  POSITION               COMPENSATION       GRANTED      PAYOUTS(B)        (C)
- ---------------------  --------------  ---------------  -----------  --------------
A. J. Costello
 Chairman,
 President and Chief
 Executive Officer         $106,599         300,000
J-L. Greze                   42,191          36,000        $108,905       $50,191
 Executive Vice              22,166          30,000                        31,451
 President                   14,676          30,000         108,905        30,841
C. L. Hampers               210,915(d)       70,000                       105,564
 Executive Vice              85,425          70,000                        89,278
 President                   52,098          70,000       1,012,000        90,391
P. D. Houchin
 Senior Vice President
 and Chief Financial
 Officer(e)                     638          22,000          21,389        25,941
D. H. Kohnken                 9,576          60,000         153,716        55,657
 Executive Vice                  86          50,000                        36,200
 President                    2,372          50,000         157,167        33,948
J. P. Bolduc
 President and              122,809(f)                      391,201     6,496,477
 Chief Executive            283,320         100,000                       176,969
 Officer                      9,470         100,000         389,700       177,756
T. A. Holmes
 Acting President
 and Chief Executive
 Officer                      5,709
F. P. Boer                    9,467          30,000         132,779        59,349
 Executive Vice              52,759          30,000                        43,407
 President                    5,696          30,000         132,223        46,855
B. J. Smith
 Executive Vice               9,087          50,000         176,746        65,675
 President and Chief            333          40,000                        43,373
 Financial Officer            5,414          40,000         176,022        42,250

                               (Footnotes appear on following page)

- ------------

   (a) No restricted share awards have been made to any of the executive officers named in the above table since 1992. The number and dollar values of the restricted shares held at December 31, 1995 by the persons named in the table were as follows: Mr. Kohnken -- 12,676 shares ($749,469); and Mr. Smith -- 11,150 shares ($659,244).
       Recipients of restricted shares receive all dividends paid on such shares.

   (b) Except as to Dr. Hampers, the amounts in this column represent the second installment and the third and final installment (paid or payable in 1993 and 1995, respectively) of awards under the Company's Long-Term Incentive Program ("LTIP") for the 1990-1992 Performance Period; the 1993 payments were to have been made in early 1994 but were made in 1993 to facilitate tax planning. Dr. Hampers did not participate in the LTIP for the 1990-1992 Performance Period. No payments were made under the LTIP in 1994. See Note (c) below for information concerning payments made to Mr. Bolduc with respect to the 1993-1995 and 1994-1996 Performance Periods under the LTIP in connection with his resignation. The amount shown in this column for Dr. Hampers represents the second of two payments in connection with the Company's 1989 purchase of the NMC stock not already owned by the Company. In early 1989, the Company agreed to purchase such stock in 1992 for approximately $27 million, subject to NMC's achievement of certain targets relating to earnings and return on capital; approximately 79% of such stock was owned by Dr. Hampers. However, later in 1989, the Company purchased the stock for approximately $14 million ($13 million less than initially agreed to). In consideration for their agreement to accelerate the transaction, the Company agreed to make a payment to the NMC shareholders (including Dr. Hampers) in 1993 based on NMC's earnings during the 1990-1992 period. As a result of NMC's performance during this period, the payment to Dr. Hampers amounted to $27,480,000, of which $26,468,000 was paid in 1992 to facilitate tax planning.

   (c) The amounts in this column for 1995 consist of the following: (1) the actuarially determined value of Company-paid premiums on "split-dollar" life insurance, as follows: Mr. Greze -- $12,918; Dr. Hampers -- $59,332; Mr. Houchin -- $9,433; Mr. Kohnken -- $10,737; Mr. Bolduc --
       $75,419; Dr. Boer -- $25,087; and Mr. Smith -- $18,619; (2) payments made to persons whose personal and/or Company contributions to the Company's Salaried Employees Savings and Investment Plan ("Savings Plan") would be subject to limitations under federal income tax law, as follows: Mr. Greze -- $17,550; Dr. Hampers -- $46,232; Mr. Houchin -- $9,018; Mr. Kohnken -- $18,951; Mr. Bolduc -- $40,110; Dr. Boer --
       $11,202; and Mr. Smith -- $17,850; (3) Company contributions to such Plan of $4,500 for each of Messrs. Greze, Houchin, Kohnken, Bolduc and Smith and Dr. Boer; (4) $9,557 of imputed interest on a loan made to Mr. Bolduc in 1987 (see "Relationships and Transactions with Management and Others" below); (5) interest on involuntarily deferred payments of awards under the LTIP, as follows: Mr. Greze -- $15,223; Mr. Houchin -- $2,990; Mr. Kohnken -- $21,469; Mr. Bolduc -- $54,683; Dr. Boer --
       $18,560; and Mr. Smith -- $24,706; and (6) in the case of Mr. Bolduc, $6,312,208 paid in connection with the termination of his employment agreement and with respect to the 1993-1995 and 1994-1996 Performance Periods under the LTIP (see "Resignations of Executive Officers" below for additional information).

   (d) This amount includes the value of personal benefits received by Dr. Hampers during 1995, including $111,481 attributable to his personal use of corporate aircraft.

   (e) Mr. Houchin became an executive officer of the Company during 1995.

   (f) This amount includes the value of personal benefits received by Mr. Bolduc during 1995, including $80,526 attributable to an automobile transferred to him as part of his termination arrangements. See "Resignations of Executive Officers" below for additional information.

   Stock Options. The following table sets forth information concerning stock options granted in 1995, including the potential realizable value of each grant assuming that the market value of the Company's Common Stock appreciates from the date of grant to the expiration of the option at annualized rates of (a) 5% and (b) 10%, in each case compounded annually over the term of the option. These assumed rates of appreciation have been specified by the SEC for illustrative purposes only and are not intended to predict future prices of the Company's Common Stock, which will depend upon various factors, including market conditions and the Company's future performance and prospects. For example, the option granted to Mr. Costello in 1995 would produce the pretax gain of $25,041,690 shown in the table only if the market price of the Common Stock rises to nearly $136 per share by the time the option is exercised. Based on the number and market price of the shares outstanding at year-end 1995, such an increase in the price of the Common Stock would produce a corresponding aggregate pretax gain of $9.2 billion for the Company's shareholders. Options become exercisable at the time or times determined by the Compensation Committee. Except for the options granted to Mr. Costello, the options shown below were exercisable in full at the date of grant; Mr. Costello's options become exercisable in three approximately equal annual installments beginning one year after the date of grant or upon the earlier occurrence of a "change in control" of the Company or certain other events, as specified in his employment agreement (see "Employment Agreements" below). All of the options shown below have exercise prices equal to the fair market value of the Common Stock at the date of grant.

                                                                                       POTENTIAL REALIZABLE VALUE AT
                                                                                        ASSUMED ANNUAL RATES OF STOCK
                                              1995 GRANTS                            PRICE APPRECIATION FOR OPTION TERM
                          --------------------------------------------------------   ----------------------------------
                           NO. OF         % OF TOTAL
                           SHARES          OPTIONS
                          UNDERLYING      GRANTED TO      EXERCISE
                           OPTIONS         EMPLOYEES        PRICE       EXPIRATION
NAME                       GRANTED          IN 1995*      ($/SHARE)        DATE               5%               10%
- ----                      ----------       ---------     ----------     ----------     --------------   --------------
A. J. Costello .........    300,000          17.6%            $52.375      4/30/05     $    9,881,520   $   25,041,690
J-L. Greze .............     36,000           2.1               44.50       3/1/05          1,007,489        2,553,174
C. L. Hampers ..........     70,000           4.1               44.50       3/1/05          1,959,006        4,964,505
P. D. Houchin ..........     22,000           1.3               44.50       3/1/05            615,688        1,560,273
D. H. Kohnken ..........     60,000           3.5               44.50       3/1/05          1,679,148        4,255,290
J. P. Bolduc ...........      -0-              --                  --           --             --               --
F. P. Boer .............     30,000           1.8               44.50       3/1/05            839,574        2,127,645
B. J. Smith ............     50,000           2.9               44.50       3/1/05          1,399,290        3,546,075
All Shareholders .......         --            --                  --           --      3,622,755,348    9,180,769,818
Named Executive
 Officers' Percentage of
 Realizable Value Gained
 by All Shareholders ...         --            --                  --           --                0.5%             0.5%

- ------------

   * In 1995, options were granted covering 1,704,150 shares of Common Stock, including an option covering 40,000 shares granted to D. Walter Robbins, Jr., a former director of the Company, in his capacity as a consultant to the Company (see "Directors' Compensation and Consulting Arrangements" below).

   The following table sets forth information concerning stock options exercised in 1995, including the "value realized" upon exercise (the difference between the total exercise price of the options exercised and the market value, at the date of exercise, of the shares acquired), and the value of unexercised "in-the-money" options held at December 31, 1995 (the difference between the aggregate exercise price of all such options held and the market value of the shares covered by such options at December 31, 1995).

                         OPTION EXERCISES IN 1995 AND OPTION VALUES AT 12/31/95
                  ----------------------------------------------------------------------
                                                     NUMBER OF           VALUE OF
                                                  SHARES UNDERLYING     UNEXERCISED
                                                     UNEXERCISED        IN-THE-MONEY
                                                     OPTIONS AT          OPTIONS AT
                  NO. OF SHARES                       12/31/95            12/31/95
                    ACQUIRED         VALUE           EXERCISABLE/        EXERCISABLE/
NAME               ON EXERCISE     REALIZED ($)     UNEXERCISABLE       UNEXERCISABLE*
- ----              --------------   ------------   ---------------    -------------------
A. J. Costello          -0-             -0-             0/300,000         $-/2,006,250
J-L. Greze .....        -0-             -0-             168,000/0          3,391,344/-
P. D. Houchin  .        -0-             -0-              94,000/0          1,732,000/-
C. L. Hampers  .        -0-             -0-             290,000/0          5,305,625/-
D. H. Kohnken  .        -0-             -0-        275,500/49,000    5,822,875/869,441
J. P. Bolduc  ..      655,000       $13,094,423          0/0                0/0
F. P. Boer .....      130,000         2,833,438         177,500/0          3,054,071/-
B. J. Smith  ...      170,000         3,850,938     35,000/47,500      509,688/842,826

- ------------
   * Except for Messrs. Costello, Kohnken and Smith, none of the individuals listed in the table held unexercisable options at year-end 1995.

   LTIP. Under the LTIP as in effect during 1995, executive officers and other senior managers could be granted contingent "Performance Units" under which awards could be earned based on (1) value contribution performance (measured by the extent to which the return on gross assets of the participant's product line or other unit, or, in the case of corporate participants, the Company, exceeds the cost of capital by a specified targeted amount), and/or (2) shareholder value performance (measured by appreciation in the price of the Common Stock and dividends paid) as compared to that of the companies in the Standard & Poor's Industrials, during a three-year "Performance Period." It is anticipated that a new three-year Performance Period will commence each year and that contingent Performance Units will be granted for each such Performance Period (however, the terms of such contingent Performance Units granted subsequent to 1995 will differ from those granted in 1995, as discussed below under "Approval of Long-Term Incentive Program"). Performance Units granted in 1995 to employees of product lines were weighted 67% on the value contribution performance of their respective product lines or other units, and 33% on shareholder value performance, during the Performance Period; Performance Units granted to corporate employees were weighted 50% on the basis of the Company's value contribution performance and 50% on the basis of shareholder value performance during the Performance Period. The number of Performance Units earned under the LTIP may be decreased by up to 20%, at the discretion of the Compensation Committee, based upon individual performance.

   Amounts, if any, earned under Performance Units are paid following the end of each Performance Period. In keeping with the Company's compensation philosophy of uniting executive interests with those of the shareholders (see "Report of the Compensation Committee on Executive Compensation--Stock Ownership Guidelines" below), any such payments may be made up to 100% in shares of Common Stock issued under the Company's stock incentive plans (subject to shareholder approval, as discussed below under "Approval of Long-Term Incentive Program"); however, the Compensation Committee has authority to reduce the portion of earned Performance Units payable in Common Stock or to pay such Units entirely in cash.

   The following table shows the Performance Units granted during 1995 to the executive officers named in the Summary Compensation Table. Half of the Performance Units granted to Mr. Greze and Dr. Hampers are weighted 50%/50%, as discussed above, and the other half are weighted 67%/33%, as discussed above; the Performance Units granted to the other recipients are all weighted 50%/50%.

                       1995 AWARDS OF CONTINGENT PERFORMANCE UNITS UNDER LTIP
                ------------------------------------------------------------------
                                                                          MAXIMUM
                 NUMBER OF    PERFORMANCE     THRESHOLD       TARGET     NUMBER OF
NAME               UNITS        PERIOD          (A)(B)        (B)(C)     UNITS (D)
- --------------  ----------  -------------  --------------  -----------  ----------
A. J. Costello      5,600      1993-1995   $0 or $ 55,164   $  330,750     56,000
                   13,950      1994-1996    0 or  162,750      976,500    139,500
                   22,275      1995-1997    0 or       80    1,782,000    222,750
J-L. Greze ....     9,000      1995-1997    0 or       80      720,000     90,000
C. L. Hampers      17,500      1995-1997    0 or       80    1,400,000    175,000
P. D. Houchin       5,500      1995-1997    0 or       80      440,000     55,000
D. H. Kohnken      15,000      1995-1997    0 or       80    1,200,000    150,000
J. P. Bolduc  .      -0-           --        ----               --           --
B. J. Smith  ..    12,500      1995-1997    0 or       80    1,000,000    125,000
F. P. Boer ....     7,500      1995-1997    0 or       80      600,000     75,000

- ------------

   (a) Refers to the minimum amount payable under the LTIP with respect to the indicated Performance Period. No payment will be made unless the minimum targeted level of pretax earnings or shareholder value performance is achieved with respect to the 1993-1995 and 1994-1996 Performance Periods, and no payment will be made unless the minimum targeted level of value contribution or shareholder value performance is achieved with respect to the 1995-1997 Performance Period. The "threshold" payments will be made if the minimum targeted level of value contribution performance is achieved with regard to the 1995-1997 Performance Period. With respect to the 1993-1995 and 1994-1996 Performance Periods, the "threshold" payments will be made if either the minimum targeted level of pretax earnings or shareholder value performance is achieved.

   (b) The threshold and target payments shown in the table have been calculated on the basis of a per share market price of the Common Stock of $59.0625 at the end of the 1993-1995 Performance Period, and on assumed per share market prices of $70 and $80 at the end of the 1994-1996 and 1995-1997 Performance Periods, respectively.

   (c) Refers to the amount payable with respect to the 1995-1997 Performance Period if the minimum targeted levels of both value contribution and shareholder value performance are achieved.

   (d) Refers to the maximum number of Performance Units that can be earned with respect to the Performance Periods under the LTIP, as amended.

   Employees to whom Performance Units are granted also receive grants of stock options based on the number of Performance Units granted. Information concerning options granted to the above executive officers in 1995 appears under "Stock Options" above.

   Additional information concerning the LTIP is set forth below under "Approval of Long-Term Incentive Program."

   Pension Arrangements. Salaried employees of designated units of the Company who are 21 or older and who have one or more years of service are eligible to participate in the Company's Retirement Plan for Salaried Employees. Under this basic retirement plan, pension benefits are based upon
(1) the employee's average annual compensation for the 60 consecutive months in which his or her compensation is highest during the last 180 months of continuous participation and (2) the number of years of the employee's credited service. For purposes of this basic retirement plan, compensation generally includes nondeferred base salary and nondeferred annual incentive compensation (bonus) awards; however, for 1995, federal income tax law limited to $150,000 the annual compensation on which benefits under this plan may be based.

   The Company also has a Supplemental Executive Retirement Plan under which a covered employee will receive the full pension to which he or she would be entitled in the absence of the above and other limitations imposed under federal income tax law. In addition, this supplemental plan recognizes deferred base salary, deferred annual incentive compensation awards and, in some cases, periods of employment with the Company during which an employee was ineligible to participate in the basic retirement plan. An employee will generally be eligible to participate in the supplemental plan if he or she has an annual base salary of at least $75,000 and is earning credited service under the basic retirement plan.

   The following table shows the annual pensions payable under the basic and supplemental plans for different levels of compensation and years of credited service. The amounts shown have been computed on the assumption that the employee retired at age 65 on January 1, 1996, with benefits payable on a straight life annuity basis. Such amounts are subject to (but do not reflect) an offset of 1.25% of the employee's primary Social Security benefit at retirement age for each year of credited service under the basic and supplemental plans.


HIGHEST                               YEARS OF CREDITED SERVICE
AVERAGE ANNUAL  --------------------------------------------------------------------
COMPENSATION    10 YEARS    15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS
- ------------    --------    --------    --------    --------    --------    --------
$ 100,000 .....   $ 15,000    $ 22,500    $ 30,000    $ 37,500    $ 45,000    $ 52,500
  200,000 .....     30,000      45,000      60,000      75,000      90,000     105,000
  300,000 .....     45,000      67,500      90,000     112,500     135,000     157,000
  400,000 .....     60,000      90,000     120,000     150,000     180,000     210,000
  500,000 .....     75,000     112,500     150,000     187,500     225,000     262,500
  600,000 .....     90,000     135,000     180,000     225,000     270,000     315,000
  700,000 .....    105,000     157,500     210,000     262,500     315,000     367,500
  800,000 .....    120,000     180,000     240,000     300,000     360,000     420,000
  900,000 .....    135,000     202,500     270,000     337,500     405,000     472,500
1,000,000 .....    150,000     225,000     300,000     375,000     450,000     525,000
1,100,000 .....    165,000     247,500     330,000     412,500     495,000     577,500
1,200,000 .....    180,000     270,000     360,000     450,000     540,000     630,000
1,300,000 .....    195,000     292,500     390,000     487,500     585,000     682,500
1,400,000 .....    210,000     315,000     420,000     525,000     630,000     735,000
1,500,000 .....    225,000     337,500     450,000     562,500     675,000     787,500

   Messrs. Costello, Houchin, Kohnken, Bolduc and Smith and Dr. Boer had 0, 3, 27, 11, 21 and 12 years of credited service, respectively, under the basic and supplemental retirement plans at year-end 1995 (March 31, 1995 in the case of Mr. Bolduc). For purposes of those plans, the 1995 compensation of such executive officers was as follows: Mr. Costello -- $600,000; Mr. Houchin
- -- $450,604; Mr. Kohnken -- $781,725; Mr. Bolduc -- $1,487,000; Dr. Boer --
$523,400; and Mr. Smith -- $745,000. Neither Mr. Greze nor Dr. Hampers is covered by the basic or supplemental plan. At year-end 1995, the accrued annual benefit payable to Mr. Greze at age 65 under the Company's Swiss pension plan was approximately $314,040, and the accrued annual benefit payable to Dr. Hampers at age 65 under the NMC retirement plan (in which he is an inactive participant) was approximately $120,000. The Company has agreed to provide certain pension benefits to Messrs. Bolduc and Greze and Dr. Hampers (see "Employment Agreements" and "Resignations of Executive Officers" below).

   Directors' Compensation and Consulting Arrangements. Under the Company's compensation program for nonemployee directors, (1) each nonemployee director receives an annual retainer of $24,000, payable in shares of the Company's Common Stock; (2) the Chairmen of the Audit and Compensation Committees receive annual cash retainers of $12,000, and the Chairmen of the Nominating Committee and the Committee on Corporate Responsibility receive annual cash retainers of $2,000; and (3) each nonemployee director receives $2,000 in cash for each Board meeting and $1,000 for each committee meeting attended (except that committee chairmen receive $1,200 per committee meeting).

   Nonemployee directors are reimbursed for expenses they incur in attending Board and committee meetings, and the Company maintains business travel accident insurance coverage for them. In addition, nonemployee directors receive a fee of $1,000 per day for work performed at the Company's request.

   A director may defer payment of all or part of the fees received for attending Board and committee meetings and/or the cash retainers referred to above. The amounts deferred (plus an interest equivalent) are payable to the director or his or her heirs or beneficiaries in a lump sum or in quarterly installments over two to 20 years following a date specified by the director. The interest equivalent on amounts deferred is computed at the higher of (1) the prime rate plus two percentage points and (2) 120% of the prime rate, in either case compounded semiannually. This program provides for the payment of additional survivors' benefits in certain circumstances.

   The Company also has a retirement plan under which a person who has been a nonemployee director for more than four years will receive annual payments of $24,000 for a period equal to the length of service as a nonemployee director (but not more than 15 years) after the director ceases to be eligible to receive directors' fees. In the event of a director's death, payments are made to his or her surviving spouse.

   The Company has consulting agreements with Kamsky Associates Inc. (of which Ms. Kamsky is president and co-chief executive officer) relating to the Company's interests in The People's Republic of China. The agreements expire in 1997 (subject to earlier termination) and provide for monthly fees of $25,000, plus additional payments based on the extent to which the Company establishes certain business relationships in The People's Republic of China. In 1995, the Company paid fees totaling $300,000 under these agreements. The Company also has a consulting agreement with another company of which Ms. Kamsky is a principal relating to business opportunities in nine other countries in the Asia Pacific region. The agreement expires in 1997 (or earlier, in certain cases) and currently provides for monthly fees of $10,000, plus additional payments based on the extent to which the Company establishes certain business relationships in the relevant countries. The Company paid Ms. Kamsky $120,000 under this agreement in 1995. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the agreements referred to above, which have been filed with the SEC as exhibits to the Company's Annual Reports on Form 10-K for the years ended December 31, 1992 and 1994, respectively, and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

   George P. Jenkins, D. Walter Robbins, Jr. and David L. Yunich were directors of the Company who retired on May 10, 1995. The Company had consulting arrangements with Mr. Jenkins (relating to pension and savings plan investment management), Mr. Robbins (relating to pension investment management and divestitures) and Mr. Yunich (relating to corporate investments) under which they received fees totaling $200,000, $350,000 and $225,000, respectively, in 1995. During 1995, the Company also granted a stock option covering 40,000 shares of Common Stock to Mr. Robbins (in his capacity as a consultant) at an exercise price of $44.50 per share (see "Stock Options" above). In addition, during 1995 the Company provided car services to Messrs. Jenkins and Yunich at a cost to the Company of approximately $47,000 and $13,000, respectively. The consulting arrangements with Messrs. Jenkins, Robbins and Yunich were terminated by the Company during 1995.

   As previously reported, in 1991 the Company granted Mr. Yunich an option to purchase a portion of a minority investment held by the Company; in 1995, he received net proceeds of $126,000 upon the cancellation of the option in connection with the Company's sale of such investment.

   Effective December 1, 1995, the Company entered into a consulting agreement with Gordon J. Humphrey, who resigned as a director in November 1995. Under the agreement, Mr. Humphrey is to provide such services as are assigned to him by the Company, including promoting projects related to the Company's business interests in the Commonwealth of Independent States. The agreement expires in November 1997 (subject to earlier termination in certain circumstances) and provides for a monthly retainer of $5,000 plus such additional fees as may be agreed to in connection with specific projects. During 1995, Mr. Humphrey earned $5,000 under the agreement. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the agreement, which has been filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

   Arrangements with J. Peter Grace, Jr. J. Peter Grace, Jr. served as the Company's Chief Executive Officer for 48 years until his retirement at year-end 1992; following his retirement, he continued to serve as the Company's Chairman until his death in April 1995. Upon his retirement as Chief Executive Officer, Mr. Grace entered into an agreement ("Grace Retirement Agreement") with the Company under which, among other things, he agreed to act as a consultant to the Company and provide such consulting services as the Board requested; for such consulting arrangement, Mr. Grace received a fee of $50,000 per month from January 1993 until his death.

   The Grace Retirement Agreement provided for a pension of $1 million per year to Mr. Grace until his death (and thereafter, to his wife until her death) in lieu of any other pension to which Mr. Grace might otherwise have been entitled. The Grace Retirement Agreement also provided benefits and arrangements to Mr. Grace consisting of: (1) a continuation of insurance benefits in effect on the date of such Agreement, consisting of (a) basic life insurance in the amount of $900,000 (for which the cost to the Company was approximately $33,695 in 1995), (b) payment of a portion of the premium for supplemental life insurance in the amount of $750,000 (for which the cost to the Company was approximately $18,046 in 1995), (c) business travel accident insurance in the amount of $1.5 million (for which the cost to the Company was approximately $1,338 in 1995) and (d) voluntary group accident insurance in the amount of $350,000 (for which Mr. Grace paid the full premium); (2) a "gross-up" payment to cover income tax obligations for 1995 in respect of the foregoing insurance benefits (with respect to which the Company paid approximately $31,633 in 1995); and (3) a continuation of all other benefits and arrangements provided to Mr. Grace as Chief Executive Officer, which included private nursing services and related expenses (for which the cost to the Company was approximately $96,900 in 1995), security services (for which the cost to the Company was approximately $102,400 in 1995), the services of a cook (for which the cost to the Company was approximately $12,700 in 1995), the use of an apartment (for which the cost to the Company was approximately $81,430 in 1995), limousine services (for which the cost to the Company was approximately $59,700 in 1995), and club membership dues (for which the cost to the Company was approximately $8,700 in 1995). In addition, the Grace Retirement Agreement provided for Mr. Grace's continued use of Company aircraft, consistent with the Company's policy of making Company aircraft available for the use of certain senior executives. The value of such usage to Mr. Grace in 1995, calculated in accordance with the Standard Industry Fare Level method of Internal Revenue Service guidelines, was approximately $3,600. The costs for the benefits and arrangements listed in this paragraph have been stated on a pre-tax basis. In addition, until his death, the Company provided Mr. Grace with office space, secretarial services and business expense reimbursement (including reimbursement for business travel and entertainment expenses), as well as medical insurance coverage in accordance with the Company's policies applicable to retirees generally, subject to payment by Mr. Grace of a portion of the premium on the same basis as other retirees.

   Employment Agreements. The Company has an employment agreement with Mr. Costello providing for his service as the Company's Chairman, President and Chief Executive Officer through April 1998, subject to (1) earlier termination in certain circumstances and (2) automatic one-year extensions unless either party gives notice that the agreement is not to be extended. The agreement also provides that Mr. Costello will stand for election as a director during its term. Under the agreement, Mr. Costello is entitled to an annual base salary of at least $900,000; an annual incentive compensation award (bonus) of at least $900,000 for 1995 and awards thereafter based on the performance of the Company, in accordance with its annual incentive compensation program; participation in the LTIP on the same basis as other senior executives (including the grant of the awards for the 1993-1995, 1994-1996 and 1995-1997 Performance Periods set forth above under "LTIP"); grants of stock options (including those granted to him in 1995, as set forth above under "Stock Options"); and participation in all other compensation and benefit plans and programs generally available to senior executives of the Company. The agreement also provides for payments in the case of Mr. Costello's disability or death, or the termination of his employment with or without cause, including termination following a "change in control" and termination by Mr. Costello for "good reason." For purposes of the agreement, "change in control" means the acquisition of 20% or more of the Company's Common Stock, the failure of Company-nominated directors to constitute a majority of any class of the Board of Directors, or the occurrence of a transaction in which the Company's shareholders immediately preceding such transaction do not own more than 50% of the combined voting power of the corporation resulting from such transaction; however, the Board of Directors has authorized, and Mr. Costello has agreed to, the amendment of the agreement so as to (1) increase such percentage from 50% to 60%, (2) exempt from the definition of "change in control" the previously reported transaction between the Company and Fresenius AG (which is described in the Company's Annual Report on Form 10-K for the year ended December 31, 1995) and (3) expand such definition to include the liquidation or dissolution of the Company. In the event of the termination of Mr. Costello's employment following a change in control, he would receive a multiple of the sum of his annual base salary plus bonus, pro rated bonus and LTIP awards, earned but unpaid compensation, and the balance of the LTIP awards for all Performance Periods during which the change in control takes place. The foregoing description of Mr. Costello's employment agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which has been filed with the SEC as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

   Prior to his retirement in February 1996, the Company had an agreement with Mr. Greze relating to his assignment as an Executive Vice President of the Company and head of its global packaging business and his related relocation from Switzerland to the United States. The agreement provided that the Company would pay tuition and related fees in connection with the education of Mr. Greze's son (up to, but not including, college); reimburse Mr. Greze for the cost of one round trip between Florida and Switzerland for his family each year; and provide Mr. Greze with a Company-leased car. The agreement also provided for the loan referred to below under "Relationships and Transactions with Management and Others;" for arrangements relating to his return to Switzerland following the end of his assignment (including reimbursement for the cost of his family's move to Switzerland and provisions relating to the sale of his Florida residence in accordance with the Company's policy applicable to expatriate employees generally); and for Mr. Greze's continued participation in the Company's Swiss pension plan and the payment of pension benefits under that plan based on a schedule of final average salary, including payment if Mr. Greze's employment had been involuntarily terminated (not for cause) prior to August 1, 1996.

   Dr. Hampers has an employment agreement that originally provided for his employment as an Executive Vice President of the Company and head of its health care business through March 1996, at which time he would have the right to become a consultant to the Company for a five-year period for an annual consulting fee equal to 50% of his annual base salary, subject to cost-of-living adjustments. In March 1996, the Company and Dr. Hampers agreed to extend his employment until the first to occur of (1) December 31, 1996 or
(2) completion of the transaction with Fresenius AG. The agreement, as extended, provides that Dr. Hampers will resign from the Board upon termination of his employment, as described above. Under the agreement, Dr. Hampers was initially entitled to an annual base salary of at least $675,000, subject to increases of at least 9% every 18 months, and to participate in the Company's annual incentive compensation (bonus) program. The agreement also provides for benefits generally available to senior executives of the Company, as well as the use of a corporate aircraft (and an option to purchase the aircraft at its fair market value upon the termination of his employment or consulting relationship). Further, the agreement entitles Dr. Hampers to a supplementary annual pension benefit equal to the amount by which (1) the lesser of (a) $300,000 and (b) three times his actual annual pension benefit exceeds (2) such actual pension benefit, subject to certain cost-of-living adjustments. The agreement prohibits Dr. Hampers from engaging in certain competitive activities during its term and for three years thereafter and provides for the continuation of compensation for the term of the agreement in the event his employment terminates other than for cause. The foregoing description of Dr. Hampers' employment agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which was filed with the SEC as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1991.

   The Company had an employment agreement with Mr. Bolduc that was terminated in connection with his resignation in March 1995. The agreement provided for his employment as Chief Executive Officer of the Company through July 1999 (subject to earlier termination in certain circumstances), but provided for automatic one-year extensions unless either party gave notice that the agreement was not to be extended. The agreement also provided that Mr. Bolduc would be nominated for election as a director during the term of the agreement. Under the agreement, Mr. Bolduc was entitled to participate in all incentive compensation and bonus plans maintained by the Company for its senior executives and to participate in all benefit plans available to employees generally, as well as to the following: an annual base salary of at least $800,000; an annual incentive compensation award (bonus) equal to at least 50% of his base salary for the relevant year; an annual grant of options covering at least 30,000 shares of Common Stock; and an annual supplementary pension equal to the sum of the amounts payable annually under the Company's basic and supplemental retirement plans (see "Pension Arrangements" above), but in no event less than 50% of Mr. Bolduc's "pensionable compensation" (annual base salary and annual incentive compensation, without giving effect to any voluntary deferrals) during specified periods of his employment. The agreement also provided for payments in the case of Mr. Bolduc's disability or death or the termination of his employment with or without cause; in the latter case, the agreement provided that Mr. Bolduc would be entitled to receive 150% of his annual base salary for the remaining term of the agreement, subject to a reduction of up to 50% for income earned for personal services following the termination of his employment by the Company.

   See "Resignations of Executive Officers" below for information concerning arrangements with respect to Mr. Bolduc's resignation.

   Severance Agreements. The Company has severance agreements with all of its executive officers (other than Mr. Costello, whose employment agreement, discussed above, provides for severance arrangements), as well as its other officers. Each agreement provides that in the event of the involuntary termination of the individual's employment or consulting services or a material reduction in his or her authority or responsibility, in either case without cause, following a change in control of the Company, he or she will receive a severance payment equal to 2.99 times his or her average annual taxable compensation for the five years preceding the change in control, plus certain additional benefits, subject to reduction in certain cases to prevent the recipient from incurring liability for excise taxes and the Company from incurring nondeductible compensation expense. Dr. Hampers may instead elect to receive the payments provided for under his employment agreement, if applicable. For purposes of these severance agreements, a change in control would occur upon the acquisition of 20% or more of the Company's Common Stock or the failure of Company-nominated directors to constitute a majority of any class of the Board of Directors.

   The Board of Directors has authorized the amendment of such severance agreements to conform the definition of "change in control" contained in such agreements to the definition contained in Mr. Costello's employment agreement, as it is to be amended (see "Employment Agreements" above). In addition, pursuant to such amendment, the severance payment to be made under each agreement would, until 1999, equal the greater of (1) the severance payment described in the preceding paragraph or (2) three times the individual's annual base salary plus bonus, plus a "gross up" payment to cover any excise tax obligations resulting from the severance payment; in the event a change in control occurs in 1999 or a subsequent year, the severance payment would be made solely in accordance with clause (2).

   Resignations of Executive Officers. In connection with his resignation in March 1995, Mr. Bolduc and the Company entered into agreements providing for his resignation and related matters ("Bolduc Resignation Arrangements"). Pursuant to the Bolduc Resignation Arrangements, Mr. Bolduc's employment agreement with the Company was terminated, he received a lump sum payment of $5,062,208 in connection with the termination of the agreement and in lieu of monthly severance payments that would otherwise have been due thereunder, and the Company acquired from him 268,348 shares of the Company's Common Stock (including 101,148 shares subject to restrictions on resale and 5,725 shares not previously vested) for a purchase price of $12,075,660 (or $45 per share), less $4,900 repaid to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, and less $400,000 in repayment of a loan made in 1987 to Mr. Bolduc by a subsidiary of the Company. The Bolduc Resignation Arrangements also provided for the payment to Mr. Bolduc of deferred compensation owed to him in the aggregate principal amount of $1,529,604, plus interest, in quarterly installments over a 10-year period commencing June 30, 1995, and for the payment of gross pension benefits to Mr. Bolduc until his death (and, if his wife shall survive him, to her until her death) of $848,585 per year commencing in April 1995, such pension benefits having been calculated as though Mr. Bolduc were retiring at age 62 (rather than at his actual age of 55 years and 7 months). Under the Bolduc Resignation Arrangements, Mr. Bolduc and his wife will continue to receive medical coverage under the Company's retiree medical plan (subject to payment by Mr. Bolduc of a portion of the premium on the same basis as other retirees) and continued coverage under the Company's "split-dollar" life insurance policy in the face amount of $4.5 million previously maintained for Mr. Bolduc by the Company (with annual premiums continuing to be shared by Mr. Bolduc and the Company in accordance with the terms of the policy at a cost to the Company of approximately $300,000 per year until 2008, at which time the Company will receive a full return of all premiums paid). In addition, Mr. Bolduc continued to hold previously granted options covering 655,000 shares of the Company's Common Stock (including previously unexercisable options covering 290,000 shares that, pursuant to the Bolduc Resignation Arrangements, became exercisable immediately and at any time through March 31, 1998). Mr. Bolduc received a payment of $1,250,000 in payment of his rights under the LTIP, and his balance of approximately $620,000 under the Savings Plan was paid to him in accordance with his election under the terms of that Plan. The Bolduc Resignation Arrangements also provided Mr. Bolduc with ownership of a car and certain office furniture previously provided to him by the Company for his use and provided that the Company would reimburse Mr. Bolduc for certain legal fees associated with his resignation and that he would be entitled to the benefit of certain rights of indemnification by the Company, as provided in its By-laws. In addition, in connection with Mr. Bolduc's resignation as a director, the Company confirmed to Mr. Bolduc that he would be entitled to indemnification by the Company to the full extent permitted by New York law with respect to his service as a director. Mr. Bolduc agreed, in the Bolduc Resignation Arrangements, not to engage in any business which is in substantial competition with the Company in any of the Company's then core businesses until he reaches the age of 62. Pursuant to the Bolduc Resignation Arrangements, Mr. Bolduc released the Company and its affiliates, as well as certain individuals, and the Company released Mr. Bolduc, with respect to all claims, including any matters arising out of or related to Mr. Bolduc's employment by the Company and his resignation (other than claims arising under the Bolduc Resignation Arrangements). The agreements providing for the Bolduc Resignation Arrangements were filed with the SEC as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1994; the foregoing description of such agreements does not purport to be complete and is qualified in its entirety by reference to such agreements.

   In connection with Dr. Boer's resignation as an executive officer of the Company on June 15, 1995, he entered into an agreement with the Company providing that (1) he would remain an employee, and continue to receive salary and participate in the Company's benefit plans and programs (other than its Long-Term Disability Plan), through year-end 1995, at which time he would be entitled to receive severance pay for 5 1/2 months (which, combined with the salary received from June 15 to December 31, 1995, would equal one year of severance pay); (2) he would be considered for an annual incentive compensation award for 1995 consistent with the award paid to him in respect of 1994; (3) he would remain a participant in the LTIP for the 1993-1995 Performance Period and, on a pro rata basis, the 1994-1996 and 1995-1997 Performance Periods; (4) certain restrictions on shares and stock options granted to him in 1991 would be removed; and (5) his participation in the Company's split-dollar life insurance program would be terminated, although he could elect to purchase the policy by reimbursing the Company for the premiums paid on his behalf (approximately $408,000). The agreement also provided that he would receive payment of amounts due him under other Company plans and programs in accordance with their terms.

   In connection with Mr. Smith's resignation as an executive officer of the Company on July 18, 1995, he entered into arrangements with the Company providing that (1) he would remain an employee, and continue to receive salary and participate in the Company's benefit plans and programs (other than its Long-Term Disability Plan), through July 1996; (2) he would be considered for an annual incentive compensation award for 1995 consistent with the award paid to him in respect of 1994; (3) he would remain a participant in the LTIP for the 1993-1995 Performance Period and, on a pro rata basis, the 1994-1996 and 1995-1997 Performance Periods; (4) certain restrictions on shares and stock options granted to him in 1991 would be removed; and (5) his participation in the Company's split-dollar life insurance program would be terminated, although he could elect to purchase the policy by reimbursing the Company for the premiums paid on his behalf (approximately $325,000). The agreement also provided that he would receive payment of amounts due him under other Company plans and programs in accordance with their terms.

   The foregoing descriptions of the agreements with Dr. Boer and Mr. Smith do not purport to be complete and are qualified in their entirety by reference to such agreements, which have been filed with the SEC as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

   Compensation Committee Interlocks and Insider Participation. Prior to May 10, 1995, the Compensation Committee consisted of Mr. Eckmann, as well as Roger Milliken, John A. Puelicher and Eben W. Pyne (who retired from the Board on that date); Peter S. Lynch (a director who has advised the Company that he will resign from the Board effective the date of the Annual Meeting); and Robert C. Macauley (a director who is not standing for re-election at the Annual Meeting). On May 10, 1995, the Compensation Committee was reconstituted to consist of its current members: Messrs. Eckmann, Holmes, Lynch and Phipps, as well as Edward W. Duffy (a director who is not standing for re-election at the Annual Meeting). In addition, Mr. Gossage served on the Compensation Committee from August 1995 until March 1996. As noted above, Mr. Holmes served as Acting President and Chief Executive Officer of the Company from March 2 to May 1, 1995. During 1995, the Company purchased approximately $1.1 million of products from, and sold approximately $46,000 of products to, Hercules, of which Mr. Gossage is Chairman and Chief Executive Officer. See "Report of the Compensation Committee on Executive Compensation" below for information concerning the modification of the Company's executive compensation program by the reconstituted Compensation Committee.

   Performance Comparison. The following graph and table compare the cumulative total shareholder return on the Company's Common Stock from December 31, 1990 through December 31, 1995 with the Standard & Poor's 500 Stock Index and the Standard & Poor's Specialty Chemicals Index (both of which include the Company), as well as the Standard & Poor's Chemicals Index, using data supplied by the Compustat Services unit of Standard & Poor's Corporation. The Company has elected to compare its performance to both the Chemicals and Specialty Chemicals Indices in view of its diversified nature in the past. However, in view of the Company's strategic restructuring program (which has resulted in the sale of noncore businesses and concentration on its packaging and specialty chemicals businesses), the Company may in the future decide that comparisons to a different group or groups of companies would be more appropriate. The comparisons reflected in the graph and table are not intended to forecast the future performance of the Common Stock and may not be indicative of such future performance. The graph and table assume an investment of $100 in the Common Stock and each index on December 31, 1990, as well as the reinvestment of dividends.

 DECEMBER 31,                     1990     1991      1992      1993      1994      1995
- ------------------------------  ------  --------  --------  --------  --------  --------
W. R. Grace & Co. .............   100     172.38    182.43    190.87    187.63    293.90
S&P 500 Stock Index ...........   100     130.47    140.41    154.56    156.60    215.45
S&P Specialty Chemicals Index     100     141.17    149.56    170.53    148.87    195.67
S&P Chemicals Index ...........   100     130.41    142.80    159.70    184.88    241.50

   Report of the Compensation Committee on Executive Compensation. The Board of Directors approves all compensation decisions with respect to the Company's executive officers, including the chief executive officer, as well as other executives whose annual base salaries exceed $250,000, based upon the recommendations of the Compensation Committee, except that all actions under the Company's Stock Incentive Plans and certain aspects of the LTIP are approved solely by the Compensation Committee and reported to the Board. The Compensation Committee is comprised of directors who are not, and have never been, employees of the Company or any of its subsidiaries (other than Mr. Holmes, who served as the Company's Acting President and Chief Executive Officer from March 2 to May 1, 1995) and who have no consulting arrangements or other significant relationships with the Company.*

   This Report describes the Company's performance-based compensation philosophy and executive compensation program, as approved by the Compensation Committee. In particular, it discusses the compensation decisions and recommendations made by the Compensation Committee in 1995 regarding Mr. Costello, the Company's Chairman, President and Chief Executive Officer, and the other executive officers named in the Summary Compensation Table above (collectively referred to in this Report as the "executive officers").

   Management and the Compensation Committee use the services of Towers Perrin, an independent management consulting firm, for advice regarding the Company's executive compensation program.

Executive Compensation Philosophy and Program Components

   The Company's executive compensation program is structured to enable the Company to compete effectively with other firms in attracting, motivating and retaining executives of the caliber needed to ensure the Company's future growth and profitability. The components of this program consist of base salary and, if warranted, annual incentive compensation (both paid in cash) and long-term incentives (paid in the form of stock and cash). These compensation components are intended to (1) stimulate executive performance that benefits the Company and its shareholders by increasing shareholder value, (2) reward executive performance with competitive levels of compensation, and (3) unite executive and shareholder interests.

   In the second half of 1995, certain revisions of the Company's executive compensation program were initiated as a result of business, organizational and senior management changes. First, the group of firms the Company uses for the purpose of measuring competitive levels of compensation was modified to include U.S.-based companies with annual sales of $3 billion to $6 billion (rather than $3 billion to $10 billion, as in prior years)**. Second, the Compensation Committee adopted a philosophy that executive salaries and annual incentive compensation should approximate the 50th percentile, and that long-term incentive opportunities should approximate the 60th percentile, of those companies' practices when performance objectives are achieved, and that executive compensation should be above those levels only when performance objectives are exceeded and should be below those levels when performance objectives are not achieved. Previously, both annual and long-term incentive compensation were expected to approximate the 75th percentile when performance objectives were met.

   Consistent with the practices of recent years, the Company continues to place less emphasis on base salaries and greater emphasis on performance-based compensation, based on (1) total Company and/or product line financial performance, and (2) individual and team performance.

   The following sections of this Report describe the compensation program for executive officers in effect in 1995 (as well as modifications being implemented in 1996) and the manner in which the Compensation Committee and the Board reached their determinations as to performance-based compensation.
- ------------
   * In the ordinary course of business, the Company engages in transactions with Hercules, whose Chairman and Chief Executive Officer, Mr. Gossage, was a member of the Company's Compensation Committee from August 1995 to March 1996.

   ** These companies are not identical to those included in the indices reflected in the above performance graph (although a number of them are included in one or more of such indices) because the firms with which the Company compares itself with respect to executive compensation and competition for executive talent are not necessarily the same as those with which it competes for product market share or shareholders' investments.
                               19

Base Salary

   During 1995, salaries of Company executives based in the United States were eligible for review at intervals of not less than 18 months from the date of the last increase. This practice was consistent with the intent of placing less emphasis on fixed compensation, such as salaries, and more emphasis on performance-based pay, such as annual and long-term incentive compensation. Salary increases for executive officers in 1995 were based on
(1) individual performance (as evaluated by the Compensation Committee in its discretion) and (2) salaries paid to executives in comparable positions in other companies.

   In 1996, executive officers' positions, as well as other management positions, have been assigned to grades with salary ranges based on the median salaries paid to individuals who hold comparable positions in companies with annual sales of $3 billion to $6 billion. Individual salaries will be set with reference to the salary ranges based on individual performance and experience, as well as other factors, such as the time since the last increase and the amount budgeted for salary increases.

Annual Incentive Compensation

   For 1995, incentive compensation pools were generated based on (1) the extent to which 1995 pretax and pre-interest income, reduced by a working capital charge, exceeded 1994 pretax earnings, in the case of product line employees, and (2) the extent to which budgeted 1995 pretax income was achieved, in the case of corporate employees. Awards to individual executives were allocated from these formula-based pools.

   The factors that the Compensation Committee took into consideration in proposing individual awards for the executive officers (excluding Mr. Costello, whose compensation is discussed below) were that (1) the 1995 results of the Company (including its health care business, which was classified as a discontinued operation in the 1995 second quarter) reflected
(a) a 13% increase in sales and revenues over 1994 ($5.74 billion in 1995 versus $5.09 billion in 1994), (b) an improvement of $43.6 million (or 9%) in pretax income over 1994 (before special items in both years) and (c) an 11% increase in earnings per share (before special items in both years) and (2) the Company implemented a plan to reduce annual costs by more than $100 million, $15 million of which was realized during 1995. In addition, in determining Mr. Greze's award, the Compensation Committee took into consideration that the 1995 pretax and pre-interest income of the Company's packaging business exceeded 1994 pretax and pre-interest income by 20%. Dr. Hampers' award was determined in accordance with the annual incentive compensation program approved by the shareholders in 1995.

   Based on these factors, the Board, on the recommendation of the Compensation Committee, approved awards for the executive officers (other than Mr. Costello and the former executive officers named in the Summary Compensation Table) ranging from 48.3% to 100.0% of their year-end 1995 annual base salaries.

   Several changes are being made in the annual incentive compensation program in 1996 to relate awards under the program more closely to business and individual performance and to align the program with those of comparable companies. Specifically, a targeted award, expressed as a percentage of base salary, will be established for each salary grade and eligible position. Actual awards will be allocated from incentive pools that will be established for each product line, based on the extent to which targeted pretax and pre-interest earnings (less a charge for working capital) are achieved, and for the Company, based upon the extent to which targeted pretax earnings are achieved. With respect to officers who report to the Chief Executive Officer, individual awards will be based 75% on product line/corporate performance and 25% on individual performance and may range from zero to 200% of the targeted award, depending on business and individual performance. In the case of other executives, individual awards may range from zero to 200% of the targeted award, based on business and/or individual performance.

   In addition, on the recommendation of the Compensation Committee, the Board of Directors has adopted (subject to shareholder approval) a separate two-component annual incentive compensation program in which the Chairman, President and Chief Executive Officer would participate, along with other executive officers whose compensation may exceed $1 million in any year. Under a formula component of the program, the Board, on the recommendation of the Compensation Committee, will, by the end of the first calendar quarter of each year, approve the participants in the program, the amount of incentive compensation that may be earned at various levels of performance, the maximum amount that may be earned by each executive officer (expressed as a percentage of salary in effect at the beginning of the year), and the criteria by which performance will be measured. The performance criteria will be selected from one or more of the following each year by the Compensation
Committee: earnings, earnings per share, rate of return on assets or capital employed, cash flow, or net worth, of the Company or one or more of its units.

   Under a discretionary component of the program, executive officers could also earn incentive compensation based on the achievement of nonfinancial objectives, such as leadership, overall strategic positioning, reorientation of long-term goals, corporate/product line strategy, shareholder value creation, environmental and social matters and the development of the Company's human resources. Amounts earned under the discretionary component would not be deductible by the Company if the total of salary and other non-performance-based compensation (including amounts with respect to such nonfinancial objectives) paid to any executive officer should exceed $1 million in any calendar year.

   This program, which is being proposed for approval by the shareholders, is described elsewhere in this Proxy Statement.

Long-Term Incentives

   The Company's long-term incentives consist of the LTIP (involving the annual grant of Performance Units) and stock options. Such grants provide opportunities for rewards based on performance versus pre-established performance targets with respect to value contribution (cash flow attributable to net operating profit after taxes, less a capital charge), shareholder value creation and increases in the price of the Company's Common Stock.

   In 1995, the executive officers and certain other key individuals were granted Performance Units for the 1995-1997 Performance Period, as well as stock options. The number of Performance Units and the number of options granted were based on the Compensation Committee's evaluation of each recipient's ability to contribute to the achievement of the performance objectives.

   Performance Units granted to employees of product lines are weighted 67% on the value contribution performance of their respective product lines, and 33% on the Company's shareholder value performance; Performance Units granted to corporate employees are weighted 50% on the basis of the Company's value contribution performance and 50% on the basis of the Company's shareholder value performance. This weighting is intended to reflect the respective responsibilities of the Company's product line and corporate managers. However, half of the Performance Units granted to Mr. Greze and Dr. Hampers in 1995 were weighted 67%/33%, and the other half of their Performance Units were weighted 50%/50%, reflecting their responsibilities as both product line managers (with regard to the Company's packaging and health care businesses, respectively) and corporate managers (as Executive Vice Presidents with policy-making responsibilities on a Company-wide basis). The Compensation Committee determined these weightings and approved the targeted levels of product line and Company performance based on its assessment of the extent to which the approved weighting and targeted levels would act as challenging -- but realizable -- incentives for senior managers.

   Mr. Greze retired on February 29, 1996. Dr. Hampers' employment agreement (discussed elsewhere in this Proxy Statement) is expected to be extended to provide that his employment will terminate on the earlier of (1) the date of the closing of the previously reported transaction with Fresenius AG and (2) December 31, 1996. Mr. Greze and Dr. Hampers were granted Performance Unit Awards for the 1995-1997 Performance Period because at the time grants were made in 1995, they were the principal executives of their respective product lines, and it was deemed important to maintain their focus on the long-term strategic objectives of their businesses. As provided under the LTIP, payments of earned Performance Units are made on a pro rata basis in cases when executives retire or are terminated not for cause before the end of the Performance Period.

   Payments under the Performance Unit Awards covering the 1993-1995 Performance Period were made in March 1996. The final one-third of the payout under the LTIP covering the 1990-1992 Performance Period was made in March 1995. Any payments earned with respect to the 1994-1996 and 1995-1997 Performance Periods are scheduled to be made in 1997 and 1998, respectively.

   Under a proposed amendment to the LTIP, which is discussed elsewhere in this Proxy Statement, the maximum number of Performance Units a recipient may earn with respect to a Performance Period would be two-and-one-half times the number granted, or 30,000 Units, whichever is less, subject to adjustment for stock splits and similar events. A second proposed amendment provides for the establishment of three-year value contribution targets for each Performance Period against which product line and corporate performance would be measured. The third proposed amendment would permit the Compensation Committee to determine, in its sole discretion (which may take the participants' preferences into account), that up to 100% of the value of any earned Performance Units be paid in shares of the Company's Common Stock and that the balance, if any, be paid in cash.

   The amended LTIP, the first complete Performance Period of which would cover 1996-1998, would target long-term incentive opportunities (Performance Units and stock options) at the 60th percentile of opportunities provided by other companies with annual sales of $3 to $6 billion. Payments above that level would result only if performance targets were exceeded and/or if the price of the Company's stock increased significantly.

   Beginning in 1996, all stock options granted to executive and other officers will become exercisable in installments over a three-year term beginning one year after the date of grant (rather than being exercisable in full on date of grant, as was the case in previous years), and the number of options granted to an individual will be based on the salary grade to which his/her position is assigned.

Compensation of the Chief Executive Officer

   Mr. Costello's 1995 compensation was determined in accordance with his employment agreement, which is summarized elsewhere in this Proxy Statement.

   Mr. Costello's annual incentive compensation award for 1995 was $900,000. As specified in his employment agreement, upon the commencement of his employment, he was granted 22,275 LTIP Performance Units with respect to the 1995-1997 Performance Period, and stock options covering 300,000 shares of the Company's Common Stock; these options become exercisable in three annual installments beginning in May 1996. He was also granted 5,600 and 13,950 LTIP Performance Units with regard to the 1993-1995 and 1994-1996 Performance Periods, respectively. The size of these grants was determined on the basis of (1) the number of Performance Units and stock options granted to the previous Chief Executive Officer of the Company and (2) the need to attract to the Company an experienced chief executive officer from the chemical industry. Under the LTIP, the maximum number of Performance Units that Mr. Costello could earn for the 1994-1996 and 1995-1997 Performance Periods would be 139,500 and 222,750, respectively. However, in order for the maximum award to be earned for either Performance Period, the Company's financial performance would have to exceed the performance target by over 100%, and the Company's shareholder value performance would have to rank first with respect to shareholder value performance among the companies that comprise the Standard and Poor's Industrial Index.

   Beginning with the 1996-1998 Performance Period, Performance Unit Awards will be granted to Mr. Costello in accordance with the proposed amendments to the LTIP, as discussed above. In addition, beginning with 1996, his annual incentive compensation will be determined in accordance with the program for executive officers summarized above under "Annual Incentive Compensation Program."

Deductibility of Executive Compensation

   Section 162(m) of the Internal Revenue Code prohibits the Company from deducting annual compensation in excess of $1 million paid to the executive officers named in the Summary Compensation Table of the Proxy Statement, unless such compensation is performance-based and satisfies certain other conditions.

   It is the Committee's view that, with the exception of base salaries and any discretionary annual incentive compensation payments or non-performance-based payments provided for under Mr. Costello's employment agreement, amounts awarded under the Company's executive compensation program qualify as performance-based compensation and are therefore expected to be fully deductible.

Stock Ownership Guidelines

   To further strengthen the link between executive and shareholder interests, the Board of Directors, on the recommendation of the Compensation Committee, adopted a policy in 1995 requiring executive and other officers and certain other executives of the Company to meet the following specified targets with respect to the ownership of the Company's Common Stock by 2000:

 POSITION                                                            VALUE OF STOCK
- ---------                                                        --------------------
Chief Executive Officer ........................................    4.0 times salary
Executive Vice Presidents and other members of the Executive
 Committee .....................................................    3.0 times salary
Senior Vice Presidents (other than members of the Executive
 Committee) ....................................................    2.0 times salary
Vice Presidents ................................................    1.0 times salary
Other executives who participate in the LTIP ...................    0.5 times salary

                                          COMPENSATION, EMPLOYEE BENEFITS AND
                                          STOCK INCENTIVE COMMITTEE
                                              Edward W. Duffy, Chairman
                                              Harold A. Eckmann
                                              Thomas A. Holmes
                                              Peter S. Lynch
                                              John E. Phipps

RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT AND OTHERS

   The following are descriptions of certain relationships and transactions between the Company and its directors and executive officers (or members of their families) and/or businesses with which they are affiliated. Information regarding certain consulting arrangements appears above under "Directors' Compensation and Consulting Arrangements" and "Arrangements with J. Peter Grace, Jr." under the heading "Executive Compensation."

   Commercial Transactions. Mr. Costello is a director of FMC Corp. ("FMC"). During 1995, various units of the Company purchased approximately $3.4 million of materials and/or products from, and sold approximately $161,000 of materials and/or products to, units of FMC.

   Mr. Gossage, Chairman and Chief Executive Officer of Hercules, was a director of the Company from July 1995 to March 1996. During 1995, the Company purchased approximately $1.1 million of products from, and sold approximately $46,000 of products to, Hercules.

   The foregoing transactions were in the ordinary course of business and were on terms believed to be similar to those with unaffiliated parties.

   Loans to Officers. In 1987, a subsidiary of the Company made an interest-free loan of $400,000 to Mr. Bolduc in connection with his previous relocation to the New York City area; this loan was repaid in 1995 in connection with Mr. Bolduc's severance arrangements (see "Executive Compensation -- Resignations of Executive Officers" above). The Company has also made interest-free loans to the following executive officers in connection with relocations: Mr. Greze -- $400,000; Fred Lempereur (a Senior Vice President) -- $350,000; and Ian Priestnell (a Vice President) -- $458,000. Mr. Greze's loan is to be repaid upon the sale of his Florida residence or, if earlier, December 31, 1996.

   J. Peter Grace, III. J. Peter Grace, III is a son of J. Peter Grace, Jr. From July 1990 until his resignation in November 1994, Mr. Grace III was the Chairman of Grace Hotel Services Corporation ("GHSC"), a wholly owned subsidiary of the Company engaged in the business of providing food and beverage service at hotels. As reported in the Proxy Statement for the Company's 1995 Annual Meeting, in connection with discussions between Mr. Grace III and the Company regarding the possible acquisition of GHSC by Mr. Grace III and others, Mr. Grace III formed a new corporation, HSC Holding Co., Inc. ("HSC"), to facilitate such acquisition. Following Mr. Grace III's resignation, the Company, GHSC, Mr. Grace III and HSC entered into negotiations providing for the repayment of all funds that had been provided to HSC by GHSC. As a result of these negotiations, HSC, GHSC and the Company entered into a letter agreement in December 1994 ("December 1994 Letter Agreement").

   Pursuant to the December 1994 Letter Agreement, HSC paid $1 million to GHSC and deposited $381,000 into an escrow account ("Escrow Amount") pending a final determination of the amounts due to GHSC in repayment of all working capital provided by GHSC to HSC and for other costs and expenses incurred by GHSC on behalf of HSC. In March 1995, $213,425 of the Escrow Amount was released to the Company. The Company claimed that HSC owed an additional $201,069 to GHSC; HSC disputed this claim. Following the commencement of an arbitration proceeding in accordance with the terms of the December 1994 Letter Agreement, the Company and GHSC entered into a settlement agreement with HSC pursuant to which (1) GHSC was paid $110,313 of the remaining Escrow Amount (together with interest) and (2) the balance of the Escrow Amount was returned to HSC.

   To date, no demands from any third party have been made against either GHSC or the Company arising out of the activities of HSC that have resulted in any payment by either GHSC or the Company. The December 1994 Letter Agreement also granted HSC the opportunity, on a nonexclusive basis, to acquire GHSC on or before March 14, 1995, subject to terms and conditions to be agreed upon. However, neither Mr. Grace III nor HSC has entered into any agreement or understanding with the Company concerning the acquisition of GHSC, and this provision of the December 1994 Letter Agreement has lapsed in accordance with its terms.

   The December 1994 Letter Agreement and other agreements relating to the above matters were filed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, and the settlement agreement referred to above was filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995. The foregoing description of such documents does not purport to be complete and is qualified in its entirety by reference to such documents and to the Proxy Statement for the Company's 1995 Annual Meeting, which contained additional information concerning the foregoing matters.

   Legal Proceedings; Insurance; Indemnification. Commencing in March 1995, five lawsuits were brought against the Company and members of its Board of Directors (as well as Mr. Bolduc) in New York State Supreme Court, New York County; the lawsuits were subsequently consolidated in one case. The consolidated amended complaint in this lawsuit, which purports to be a derivative action (i.e., an action brought on behalf of the Company), alleges, among other things, that the individual defendants breached their fiduciary duties to the Company (1) by providing J. Peter Grace, Jr. with certain compensation arrangements upon his voluntary retirement as the Company's Chief Executive Officer in 1992 and (2) by approving Mr. Bolduc's severance arrangements, and that Messrs. Grace and Bolduc breached their fiduciary duties by accepting such benefits and payments. The lawsuit seeks unspecified damages, the cancellation of all allegedly improper agreements, the cancellation of the nonemployee director retirement plan, the return of all remuneration paid to the present and former directors who are defendants while they were in breach of their fiduciary duties to the Company, an award of attorneys' and experts' fees and costs and such other relief as the Court may deem appropriate.

   In 1995, nine purported class action lawsuits were brought against the Company and certain of its officers and directors in various federal courts. These lawsuits are being consolidated in a case pending in the United States District Court for the Southern District of New York (Murphy, et al. v. W. R. Grace & Co., et al.). The first amended class action complaint in this lawsuit, which purports to be a class action on behalf of all persons and entities who purchased the Company's publicly traded securities during the period from March 13, 1995 through October 17, 1995, generally alleges that the defendants concealed information, and issued misleading public statements and reports, concerning NMC's financial position and business prospects, a proposed spin-off of NMC and the matters that are the subject of certain federal investigations of NMC, in violation of federal securities laws. The lawsuit seeks unspecified damages, attorneys' and experts' fees and costs and such other relief as the Court deems proper.

   In October 1995, a purported derivative lawsuit was filed in the United States District Court for the Southern District of Florida, Northern Division, against the Company, certain of its directors and Mr. Bolduc alleging that such individuals breached their fiduciary duties by failing to properly supervise the activities of NMC in the conduct of its business (Bennett v. Bolduc, et al.). In December 1995, the plaintiff in this action filed a new action, based on similar allegations, in the United States District Court for the Southern District of New York (Bennett v. Bolduc, et al.). The Florida action has been dismissed in favor of the action filed in the Southern District of New York. A second action making similar allegations was filed in October 1995 in New York State Supreme Court, New York County (Bauer v. Bolduc, et al.). The Company has been advised that this action will be dismissed or stayed in favor of the Bennett action, which has been consolidated, for discovery purposes only, with the Murphy action described above. The complaint in the Bennett action seeks unspecified damages, attorneys' and experts' fees and costs and such other relief as the Court deems proper.

   In February 1996, a purported class action was filed in New York State Supreme Court, New York County, against the Company, certain of its directors and a former director, alleging that the defendants breached their fiduciary duties in connection with the Company's agreement to combine NMC with Fresenius AG. The lawsuit seeks injunctive relief ordering defendants to carry out their fiduciary duties and preventing or rescinding the transaction or any related transactions with Fresenius AG, unspecified monetary damages, an award of attorneys' and experts' fees and costs and such other relief as the Court may deem just and proper.

   In March 1996, two purported shareholder derivative class actions were filed in New York State Supreme Court, New York County, against the Company and Mr. Costello alleging that the defendants breached their fiduciary duties to the Company's shareholders by failing to investigate and consider fully a proposal by Hercules to acquire or merge with Grace. The lawsuits seek injunctive relief ordering defendants to carry out their fiduciary duties by considering and evaluating such proposal, unspecified monetary damages, costs and counsel fees and such other relief as the Court deems proper.

   The Company has been notified that the SEC has issued a formal order of investigation with respect to the Company's prior disclosures regarding benefits and retirement arrangements provided to J. Peter Grace, Jr. (see "Executive Compensation -- Arrangements with J. Peter Grace, Jr." above), and the matters referred to above relating to his son, J. Peter Grace III. The Company is cooperating fully with the investigation.

   The Company maintains director and officer liability insurance covering directors and officers of the Company and its subsidiaries. Such insurance includes, among other things, coverage with respect to claims made against directors and officers within six years after May 10, 1995 relating to conduct prior to that date. However, such insurance provides for various deductibles and exclusions, some of which are substantial, and may therefore not provide coverage with respect to all or a portion of certain claims, including certain of the lawsuits described above. Such insurance is currently provided by Corporate Officers' and Directors' Assurance Ltd., X.L. Insurance Company Ltd., Gulf Insurance Company and A.C.E. Insurance Company Ltd. under contracts dated November 4, 1995. The annual premiums for such insurance total approximately $1.2 million.

   In April 1995, the Board of Directors resolved that the Company would provide certain contractual rights of indemnification (including related reimbursement and advances of expenses) to directors, and would seek to maintain directors' and officers' liability insurance covering certain potential obligations for at least six years, provided that the Company would not be obligated to spend more than 150% of the then current annual premiums to maintain such insurance.

                 SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

MANAGEMENT SECURITY OWNERSHIP

   The following tables set forth the Common and Preferred Stocks of the Company beneficially owned at February 1, 1996 by each current director and nominee, by each of the executive officers named in the Summary Compensation Table set forth under "Election of Directors--Executive Compensation" above (other than those who resigned in 1995), and by such directors and executive officers as a group. The tables include shares owned by (1) those persons and their spouses, minor children and certain relatives, (2) trusts and custodianships for their benefit and (3) trusts and other entities as to which the persons have the power to direct the voting or investment of securities (including shares as to which the persons disclaim beneficial ownership). The Common Stock table includes shares in accounts under the Savings Plan and shares covered by currently exercisable stock options; it does not reflect shares covered by unexercisable stock options (see "Election of Directors--Executive Compensation--Stock Options" above). The bracketed figures in the tables indicate the percentage of the class represented by the shares shown (if over 1%), based on the shares outstanding at March 21, 1996. The Common and Preferred Stocks owned by directors and executive officers as a group (excluding option shares) at February 1, 1996 represent approximately 1.7% of the voting power of all the Company's stock outstanding at March 21, 1996.

                                  Common Stock

                                AMOUNT/NATURE
                                OF OWNERSHIP
                              ---------------
A. J. Costello* .............         5,000
G. C. Dacey .................         1,195
E. W. Duffy .................         2,490
H. A. Eckmann ...............         2,923
M. A. Fox ...................           200
J. W. Frick .................         2,400
J-L. Greze ..................        26,695
                                    168,000(O)
C. L. Hampers ...............         8,600
                                     50,000(T)
                                    290,000(O)
T. A. Holmes ................         3,590
P. D. Houchin ...............         7,719
                                     94,000(O)
V. A. Kamsky ................         2,100
D. H. Kohnken ...............        37,731
                                    275,500(O)
P. S. Lynch .................         6,505
R. C. Macauley ..............         2,005
J. E. Phipps ................        11,090
                                     17,450(T,S)
E. J. Sullivan ..............         2,700
T. A. Vanderslice ...........             0
Various directors, executive
 officers and others, as
 Trustees ...................         2,696(T,S)
Directors and executive
 officers as a group ........       170,886*
                                     50,000(T)
                                     20,146(T,S)
                                  1,390,834(O)


                                 Preferred Stocks

                                                      AMOUNT/NATURE OF OWNERSHIP
                                            ---------------------------------------------
                                                  6% PREFERRED         CLASS B PREFERRED
                                            -----------------------  --------------------
Various executive officers and others,
 with respect to the W. R. Grace & Co.
 Retirement Plan for Salaried Employees  .. 9,648 (T,S)[26.5%]       959 (T,S)[4.4%]
Directors and executive officers as a
 group .................................... 9,648 (T,S)[26.5%]       959 (T,S)[4.4%]

- ------------
   *    Does not include 20,100 shares purchased by Mr. Costello in February
        1996.
   (O) Shares covered by stock options exercisable on or within 60 days after February 1, 1996.
   (T) Shares owned by trusts and other entities as to which the person has the power to direct voting and/or investment.
   (S) Shares as to which the person shares voting and/or investment power with others.

   The above tables do not include shares held by Fidelity Management & Research Company and its affiliated mutual funds (see "Other Security Ownership" below). Mr. Lynch is vice chairman of Fidelity Management & Research Company and a trustee of the Fidelity Group of Mutual Funds. However, he disclaims beneficial ownership of such shares and has advised the Company that he does not participate in and is not responsible for investment and voting decisions with respect to such shares. Further, Mr. Lynch has advised the Company that he serves as a director in his individual capacity and not as a representative or deputy of Fidelity Management & Research Company or any related entity.

OTHER SECURITY OWNERSHIP

   The Company has been advised that at December 31, 1995, College Retirement Equities Fund (730 Third Avenue, New York, New York 10017-3206) held 7,238,300 shares of Common Stock, or 7.3% of the Common Stock outstanding on March 21, 1996; and FMR Corp. (82 Devonshire Street, Boston, Massachusetts 02108) and affiliated mutual funds held 888,184 shares of Common Stock, or 0.9% of the Common Stock outstanding on March 21, 1996. In addition, at March 21, 1996, Namanco & Co. (P.O. Box 426 Exchange Place Station, 69 Montgomery Street, Jersey City, New Jersey 07303) was the record owner of 2,722 shares of Class A Preferred Stock, or 16.7% of the Class A Preferred Stock outstanding, and 4,951 shares of Class B Preferred Stock, or 22.9% of the Class B Preferred Stock outstanding. Further, Grace Institute and Lillius Gilchrest Grace Institute (c/o Marine Midland Bank, P.O. Box 1329, Buffalo, New York 14240) owned 18,231 shares and 3,406 shares, respectively, of the 6% Preferred Stock, or 50% and 9.3%, respectively, of the 6% Preferred Stock outstanding, at March 21, 1996; neither entity is currently affiliated with the Company.

OWNERSHIP AND TRANSACTIONS REPORTS

   Under Section 16 of the Securities Exchange Act of 1934, the Company's directors, certain of its officers, and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the SEC and the New York Stock Exchange concerning their ownership of and transactions in Common Stock; such persons are also required to furnish the Company with copies of such reports. Based solely upon the reports and related information furnished to the Company, the Company believes that all such filing requirements were complied with in a timely manner during and with respect to 1995, except that (1) one report regarding five transactions by Mr. Bolduc was filed late; (2) a report regarding one transaction by William Wood Prince, a former director, was filed late; and (3) a report regarding the purchase of 11 shares of Common Stock by Dr. Frick's wife (by means of dividend reinvestment) was filed late.

            SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

   On the recommendation of the Audit Committee, the Board of Directors has selected the firm of Price Waterhouse LLP ("Price Waterhouse") to be the independent certified public accountants of the Company and its consolidated subsidiaries for 1996. Although the submission of this matter for shareholder ratification at the Annual Meeting is not required by law or the Company's By-laws, the Board is nevertheless doing so to determine the shareholders' views. If the selection is not ratified, the Board will reconsider its selection of independent certified public accountants.

   Price Waterhouse has acted as independent certified public accountants of the Company and its consolidated subsidiaries since 1906. Its fees and expenses for the 1995 audit are expected to be approximately $3.2 million. In addition, during 1995 Price Waterhouse performed special audits and reviews in connection with certain acquisitions and divestments, consulted with the Company and its counsel on various matters and performed other services for the Company (including audits of the financial statements of certain employee benefit plans and certain units of the Company) for fees and expenses totaling approximately $7.2 million. A representative of Price Waterhouse will attend the Annual Meeting, will be available to answer questions and will have an opportunity to make a statement if he wishes to do so. Members of the Audit Committee are also expected to attend.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE.

                   APPROVAL OF LONG-TERM INCENTIVE PROGRAM

BACKGROUND

   As described above (see "Election of Directors -- Executive Compensation
- -- LTIP"), the LTIP provides for the grant to executive officers and other senior managers of contingent "Performance Units" under which awards may be earned based on performance during a three-year "Performance Period;" a new three-year Performance Period commences each year, and contingent Performance Units are granted for each Performance Period. Amounts, if any, earned under Performance Units are paid following the end of each Performance Period. In keeping with the Company's compensation philosophy of uniting executive interests with those of the shareholders, the LTIP (as currently in effect) provides that, at the discretion of the Compensation Committee, up to 50% of any such payments may be made in shares of Common Stock issued under the Company's stock incentive plans (proposed to be increased to 100%, as discussed below). Payments of earned Performance Units are not treated as compensation for purposes of the Company's basic and supplemental retirement plans or other employee benefit plans.

   Performance Units are forfeited in the case of (1) voluntary resignation prior to age 55 or voluntary retirement prior to age 62, in either case without the consent of the Compensation Committee, during the Performance Period and (2) termination for cause. In other cases of termination of employment during the Performance Period, the participant generally receives a pro rata number of the Performance Units earned; similarly, Performance Units are granted on a pro rata basis to any person who begins participating in the LTIP after the beginning of a Performance Period.

   Employees to whom Performance Units are granted also receive grants of stock options based on the number of Performance Units granted (see "Election of Directors --Executive Compensation -- Stock Options" above).

   Under the LTIP as in effect for the 1994-1996 Performance Period (as approved by the Company's shareholders at the 1994 Annual Meeting), awards may be earned based on (1) the achievement of pretax and pre-interest earnings targets by the participant's product line (or, in the case of corporate participants, pretax earnings of the Company), and/or (2) shareholder value performance (measured by appreciation in the price of the Common Stock and dividends paid) as compared to that of the companies in the Standard & Poor's Industrials, with Performance Units granted to employees of product lines weighted 67% on the pretax earnings performance of their product lines, and 33% on shareholder value performance, during the Performance Period, and Performance Units granted to corporate employees weighted 50% on the basis of the Company's pretax earnings performance and 50% on the basis of shareholder value performance during the Performance Period. (However, in the case of certain executive officers, half of the Performance Units granted are weighted 50%/50%, and the other half are weighted 67%/33%, in recognition of such officers' responsibilities as both product line managers and corporate managers.) For the 1994-1996 Performance Period, the number of Performance Units that could be earned by a participant in the LTIP were initially subject to an increase or decrease of up to 20%, at the discretion of the Compensation Committee, based on individual performance, which could include, among other things, the participant's performance with respect to strategic matters (such as research and development, acquisitions, business alliances and the like), as well as environmental and social matters. In addition, with respect to the 1994-1996 Performance Period, the LTIP initially did not provide for a limit on the number of Performance Units that could be earned by a participant.

1995 AMENDMENTS

   Following shareholder approval of the LTIP in 1994, the Board of Directors (on the recommendation of the Compensation Committee) determined to amend the LTIP in certain respects. With respect to the 1993-1995 Performance Period and each subsequent Performance Period, the amendments consisted of (1) limiting the maximum number of Performance Units that may be earned by any participant to 10 times the targeted number of Performance Units (or, if less, 250,000 Performance Units) and (2) eliminating the ability of the Compensation Committee to increase by up to 20% the number of earned Performance

Units in recognition of individual performance (however, the Compensation Committee retained the discretion to decrease the number of earned Performance Units by up to 20%). In addition, the Board of Directors (on the recommendation of the Compensation Committee) determined to replace "Earnings Targets" with "Value Contribution Performance" in determining whether Performance Units would be earned with respect to the 1995-1997 and subsequent Performance Periods. These amendments were approved by shareholders at the 1995 Annual Meeting.

   As a result of such amendments, Performance Units for the 1995-1997 Performance Period may be earned to the extent that, during the Performance Period, (1) the dollar return on assets of the participant's product line or other unit (or, in the case of corporate participants, the Company) exceeds a specified dollar target based on the cost of capital ("Value Contribution Performance") and/or (2) the Company's shareholder value performance (measured by appreciation in the price of the Common Stock and dividends paid) reaches a specified level as compared to that of the companies in the Standard & Poor's Industrials ("Shareholder Value Performance"). The following is a summary of the manner in which Performance Units may be earned with respect to Value Contribution Performance and Shareholder Value Performance for the 1995-1997 Performance Period.

   Value Contribution Performance. If the product line (or the Company) does not exceed the targeted dollar return on assets during each year of the Performance Period (cumulated over the entire three-year Performance Period), the portion of the relevant participants' Performance Units relating to nominal Value Contribution Performance ("Value Contribution Component") will not be earned; as indicated above, the Value Contribution Component is 67% of each contingent Performance Unit for product line employees and 50% for corporate employees. If the product line (or the Company) exceeds the targeted dollar return on assets during each year of the Performance Period (cumulated over the entire three-year Performance Period), a payout pool will be established in an amount equal to 1% of the excess (such excess being referred to as the "Value Contribution"). In addition, if the prior year's Value Contribution was below the targeted dollar return on assets, the payout pool will be increased (or decreased) by an amount equal to 2% of the amount by which the Value Contribution for each year during the Performance Period is greater (or less) than the Value Contribution for the preceding year, cumulated over the entire three-year Performance Period. If the prior year's Value Contribution was above the targeted dollar return on assets, the payout pool will be increased by an amount equal to 2% of the amount by which the Value Contribution for each year during the Performance Period is greater than the Value Contribution for the preceding year, cumulated over the entire three-year Performance Period.

   The number of earned Performance Units will be determined by (1) dividing the amount of the payout pool by the closing price of the Company's Common Stock on the last trading day of the year prior to the beginning of the Performance Period, (2) multiplying the quotient by the amount of the Value Contribution Component (67% for product line employees and 50% for corporate employees), and (3) applying a factor, determined by the Compensation Committee in accordance with a formula related to the Company's 1995-1997 business plan, to calculate the number of Performance Units earned by the participants in each product line (or corporate participants, in the case of the Company) as compared to the number of targeted Performance Units granted to such participants.

   Shareholder Value Performance. As discussed above, the portion of each Performance Unit relating to the Company's Shareholder Value Performance ("Shareholder Value Component") amounts to 33% for product line employees and 50% for corporate employees. If the Company's Shareholder Value Performance during the Performance Period ranks below the 50th percentile of all companies comprising the Standard & Poor's Industrials at both the beginning and the end of the Performance Period, the Shareholder Value Component will not be earned, and the participant will receive no payment with respect thereto. If the Company's Shareholder Value Performance ranks at the 50th percentile of such companies, the participant will earn 33% of the Shareholder Value Component. For each one-tenth of a percentile by which the Company's Shareholder Value Performance ranks above the 50th percentile level, the participant will earn an additional 0.44% of the Shareholder Value Component, up to 100% of the Shareholder Value Component if the Company's Shareholder Value Performance ranks at the 65th percentile of such companies. Further, the participant will earn an additional 1.2% of the Shareholder Value Component for each one-tenth of a percentile above such 65th percentile.

PROPOSED AMENDMENTS

   The Board of Directors (on the recommendation of the Compensation Committee) has determined to amend the LTIP in certain additional respects (subject to shareholder approval at the Annual Meeting). First, with respect to the 1996-1998 Performance Period and all subsequent Performance Periods, the maximum number of Performance Units that may be earned by any participant would be limited to the lesser of (1) 250% of the number of contingent Performance Units initially granted or (2) 30,000 Performance Units (subject to adjustment for stock splits and similar events). A second proposed amendment would modify the manner in which Value Contribution Performance and Shareholder Value Performance would be determined for purposes of the 1996-1998 Performance Period and all subsequent Performance Periods. The third proposed amendment (which would apply to the 1994-1996 Performance Period as well as all subsequent Performance Periods) would permit the Compensation Committee to determine, in its sole discretion (which may take the participants' preferences into account), that up to 100% of the value of any earned Performance Units be paid in shares of the Company's Common Stock and that the balance, if any, be paid in cash.

   The following is a summary of the manner in which Performance Units may be earned with respect to Value Contribution Performance and Shareholder Value Performance for purposes of the 1996-1998 Performance Period and subsequent Performance Periods if the amendment referred to in clause (2) above is approved by shareholders.

   Value Contribution Performance. As discussed above, the Value Contribution Component is 67% of each contingent Performance Unit for product line employees and 50% for corporate employees. At the beginning of each Performance Period, the Compensation Committee will establish, for each product line (except as noted below) and the Company, (1) a "Target" based on forecasted cash flow attributable to annual net operating profit after taxes of the product line (or the Company), less a charge based on its average annual gross assets, aggregated for each of the three years during the Performance Period; (2) a "Performance Threshold" and an "Interim Performance Target," each of which represents a percentage (but less than 100%) of the Target; and (3) three "Performance Levels," each of which represents a percentage (in excess of 100%) of the Target. The Value Contribution Component will not be earned (and the participant will receive no payment with respect thereto) if the product line (or the Company) does not achieve the Performance Threshold; if the Performance Threshold is achieved, a portion of the Value Contribution Component will be earned. If the Interim Performance Target is achieved, a greater portion of the Value Contribution Component (but less than 100%) will be earned. If the Target is achieved, 100% of the Value Contribution Component will be earned, and if any of the three Performance Levels is achieved, more than 100% of the Value Contribution Component will be earned (subject to a maximum of 250% of the Value Contribution Component, as discussed above). The Targets and the percentages of the Value Contribution Component that may be earned at the Performance Thresholds, the Interim Performance Targets and the Performance Levels vary among the product lines and the Company, based on factors affecting their respective strategies, operations and objectives. In addition, the performance objectives established with respect to one small product line differ from those described above.

   Shareholder Value Performance. As discussed above, the Shareholder Value Component amounts to 33% for product line employees and 50% for corporate employees. If the Company's Shareholder Value Performance during the Performance Period ranks below the 40th percentile of all companies comprising the Standard & Poor's Industrials at both the beginning and the end of the Performance Period, the Shareholder Value Component will not be earned, and the participant will receive no payment with respect thereto. If the Company's Shareholder Value Performance ranks at the 40th percentile of such companies, the participant will earn 40% of the Shareholder Value Component. For each one-tenth of a percentile by which the Company's Shareholder Value Performance ranks above the 40th percentile level, the participant will earn an additional 0.6% of the Shareholder Value Component, up to 100% of the Shareholder Value Component if the Company's Shareholder Value Performance ranks at the 50th percentile of such companies. Further, the participant will earn an additional 0.4286% of the Shareholder Value Component for each one-tenth of a percentile above such 50th percentile (subject to a maximum of 250% of the Shareholder Value Component, as discussed above).

ADJUSTMENTS

   The LTIP is intended to relate to the Company's ongoing businesses; consequently, Performance Units are expected to be earned based on the Company's core businesses, as constituted at the beginning of the Performance Period. However, adjustments may be made by or under the authority of the Compensation Committee in the case of certain divestments of business units, transfers of business units from one product line to another, and gains or losses resulting from unbudgeted extraordinary events.

TAX TREATMENT OF PERFORMANCE UNITS

   Under the present provisions of the Internal Revenue Code ("Code"), a participant who receives payment with respect to earned Performance Units will realize taxable compensation equal to the amount of such payment. To the extent that such payment is made in shares of Common Stock as described above, the recipient's taxable compensation will equal the fair market value of the shares so delivered, and the participant's tax basis for such shares will be the amount of such taxable compensation. If such shares are subsequently sold, the participant will realize a capital gain (or loss) equal to the amount by which the proceeds of the sale exceed (or are less than) his or her basis for such shares.

   Subject to provisions of the Code that may limit the Company's ability to deduct compensation in excess of $1 million per year paid to any executive officer named in the Summary Compensation Table, the Company will generally be entitled to a tax deduction in the amount of the taxable compensation realized by a participant in the LTIP.

ACCOUNTING TREATMENT OF PERFORMANCE UNITS

   The payment of Performance Units will result in compensation expense over each three-year Performance Period; to the extent such payment is made in shares of Common Stock, the amount of such expense will equal the fair market value of the shares so delivered.

GENERAL

   The LTIP is administered by the Compensation Committee, which is responsible for approving (1) the performance measurements and objectives for each Performance Unit; (2) the terms of future Performance Periods; (3) the persons to whom Performance Units are granted; and (4) the number of Performance Units granted to each such person. In addition, the Compensation Committee is responsible for determining any adjustments of the components of any Performance Unit, as discussed above under "Adjustments." The Compensation Committee has determined that certain information concerning the Company's strategic objectives and the calculation of awards under the LTIP (e.g., the Targets, the Performance Thresholds, the Interim Performance Targets and the Performance Levels referred to above) constitutes confidential business information, the disclosure of which in this Proxy Statement would have an adverse effect on the Company.

   It is not possible to state which employees will be granted Performance Units under the LTIP in the future, the terms of such Performance Units or the amounts that may be earned pursuant thereto, since these matters will be determined by the Compensation Committee in the future based on an individual's ability to contribute to the Company's growth and profitability. However, Messrs. Costello, Houchin and Kohnken have been granted 12,000, 2,400 and 4,000 contingent Performance Units, respectively, for the 1996-1998 Performance Period, and, subject to the above considerations, the Company expects that contingent Performance Units will continue to be granted to high-level managers in executive, operating, administrative, professional and technical positions on a basis generally comparable to prior grants. At March 21, 1996, a total of 111,200 Performance Units relating to the 1996-1998 Performance Period were held by 9 executive officers, 16 other officers, and 135 other employees worldwide. (See "Election of Directors -- Executive Compensation -- LTIP" above for information regarding Performance Units granted to the executive officers named in the Summary Compensation Table with respect to the 1995-1997 Performance Period.)

   The LTIP is being submitted for shareholder approval in connection with provisions of the Code that may limit the Company's ability to deduct compensation in excess of $1 million per year paid to any executive officer named in the Summary Compensation Table; such limitation may not apply to certain performance-based compensation arrangements (such as the LTIP) approved by shareholders. If the LTIP is not approved by the shareholders (see "Other Matters -- Votes Required" below), the Company will reconsider the alternatives available with respect to long-term, performance-based compensation.

                              ---------------

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE LTIP.

              APPROVAL OF ANNUAL INCENTIVE COMPENSATION PROGRAM

   Under the Company's annual incentive compensation program ("Program"), annual incentive compensation awards, or bonuses ("Awards"), have been paid to executive and other officers, senior managers and other employees. Prior to 1993, Awards were made on the basis of Company, operating unit and individual performance and other factors, including discretionary considerations. In 1993, the Program was modified to increase the extent to which pay is based on performance. Under the Program as in effect in 1994, incentive compensation pools were generated based on the extent to which 1994 pretax income exceeded that of 1993, and Awards to individuals were allocated from these incentive pools; however, these allocations continued to be based to some extent on discretionary factors. (See "Election of Directors -- Executive Compensation -- Report of the Compensation Committee on Executive Compensation" for additional information.)

   In 1995, the Board of Directors (on the recommendation of the Compensation Committee) adopted, and the Company's shareholders approved, further modifications to the Program, primarily in order to comply with provisions of the Code that may limit the Company's ability to deduct for United States federal income tax purposes compensation in excess of $1 million per year paid to any executive officer named in the Summary Compensation Table. As modified, the Program had two components. The first component ("Formula Component") would be strictly formula-driven and would apply to the Chief Executive Officer and to other executive officers whose annual compensation approached $1 million. Under the second component ("Discretionary Component"), Awards would be based on discretionary factors in addition to the pools referred to above. Awards could be made to the Chief Executive Officer and other executive officers under the Discretionary Component, as well as the Formula Component; however, Awards under the Discretionary Component would not qualify as "performance-based" under the Code provisions referred to above and would consequently not be deductible by the Company if the total of salary and other non-performance-based compensation paid to any such individual should exceed $1 million in any calendar year.

   In early 1996, the Board of Directors (on the recommendation of the Compensation Committee) adopted, subject to shareholder approval at the Annual Meeting, additional modifications to the Program. The following is a description of the Program, as proposed to be approved.

   Formula Component. Under the Formula Component, the Compensation Committee would, during the first quarter of each year, specify (1) the executive officers to participate in the Program that year; (2) the amount of the Award that could be earned by each participant at various levels of performance;
(3) the maximum amount of the Award that could be earned for that year by each participant (expressed as a percentage of annual base salary in effect at the beginning of the year); and (4) the performance criteria under which Awards may be earned by each participant, using one or more of the following: pretax or after-tax earnings from continuing operations, earnings per share, rate of return on assets or capital employed, cash flow, or net worth, of the Company and/or one or more of its product lines or other units. For purposes of evaluating performance based on these criteria, the Compensation Committee could employ such comparisons as results versus budget; current year results versus results for one or more prior years; results relative to those achieved by comparable companies; or results versus a standard or target designated by the Compensation Committee; or a combination of the foregoing.

   Discretionary Component. Under the Discretionary Component, the Chief Executive Officer and other executive officers could also earn Awards based on the achievement of nonfinancial objectives, such as leadership, overall strategic positioning, reorientation of long-term goals, the development of human resources, corporate and/or product line strategy, shareholder value creation and achievements relating to the Company's corporate responsibilities (such as maintaining ethical, environmental and diversity standards), at the discretion of the Board of Directors on the recommendation of the Compensation Committee. As noted above, however, amounts earned under the Discretionary Component would not be deductible by the Company if the total of salary and other non-performance-based compensation (including amounts with respect to such nonfinancial objectives) paid to any such individual should exceed $1 million in any calendar year.

TAX TREATMENT OF ANNUAL INCENTIVE COMPENSATION AWARDS

   Under the present provisions of the Code, an executive officer who receives an Award (whether under the Formula Component, the Discretionary Component, or both) will realize taxable compensation equal to the amount of the Award.

   Subject to the provisions of the Code that may limit the Company's ability to deduct compensation in excess of $1 million per year paid to any executive officer named in the Summary Compensation Table, the Company will generally be entitled to a tax deduction in the amount of the taxable compensation paid to the recipient of an Award.

ACCOUNTING TREATMENT OF AWARDS

   The payment of Awards (whether under the Formula Component, the Discretionary Component, or both) will result in compensation expense.

GENERAL

   The Program is administered by the Compensation Committee, which is responsible for, among other things, approving (1) the performance measurements and objectives under the Program, (2) the persons to whom Awards are given and (3) the amounts of Awards. The Compensation Committee has determined that certain information concerning the calculation of Awards under the Program (e.g., the performance criteria on which Awards are based) constitutes confidential business information, the disclosure of which in this Proxy Statement would have an adverse effect on the Company.

   It is not possible to state which employees will receive Awards in the future or the amounts of such Awards, since these matters will be determined in the future by the Board of Directors (on the recommendation of the Compensation Committee). However, the Company expects that Awards will continue to be made to executive and other officers, senior managers and other employees, including employees in executive, operating, administrative, professional and technical positions. Under the Program as in effect with respect to 1995, Awards totaling approximately $23.4 million were paid to a total of 11 executive officers, 16 other officers, and approximately 2,042 other employees worldwide. (See the Summary Compensation Table for information regarding Awards made to the executive officers named in the Table.)

   As noted above, the Program is being submitted for shareholder approval in connection with provisions of the Code that may limit the Company's ability to deduct compensation in excess of $1 million per year paid to any executive officer named in the Summary Compensation Table; such limitation may not apply to certain performance-based compensation arrangements (such as the Formula Component of the Program) approved by shareholders. If the Program is not approved by the shareholders (see "Other Matters -- Votes Required" below), the Company will reconsider the alternatives available with respect to annual incentive compensation.
                         ---------------
   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROGRAM.

                             SHAREHOLDER PROPOSAL

   William Steiner (4 Radcliff Drive, Great Neck, New York 11024) has indicated that he intends to cause the following proposal to be presented at the Annual Meeting:

    "RESOLVED, that the shareholders assembled in person and by proxy, recommend (i) that all future non-employee directors not be granted pension benefits and (ii) current non-employee directors voluntarily relinquish their pension benefits."

                             SUPPORTING STATEMENT

    "At last year's annual meeting of stockholders a similar resolution was approved by a significant number of voting shares.

    "Aside from the usual reasons, presented in the past, regarding "double dipping", that is outside (non-employee) directors who are in almost all cases amply rewarded with their pension at their primary place of employment, and in many instances serving as outside pensioned directors with other companies, there are other more cogent reasons that render this policy as unacceptable.

    "Traditionally, pensions have been granted in both the private and public sectors for long term service. The service component usually represents a significant number of hours per week. The practice of offering pensions for consultants is a rarity. Outside directors' service could logically fit the definition of consultants and pensions for this type of service is an abuse of the term.

    "But more importantly, outside directors, although retained by corporate management, namely the C.E.O., are in reality representatives of shareholders. Their purpose is to serve as an impartial group to which management is accountable. Although outside directors are certainly entitled to compensation for their time and expertise, pensions have the pernicious effect of compromising their impartiality. In essence, pensions are management's grants to outside directors to insure their unquestioning loyalty and acquiescence to whatever policy management initiates, and at times, serving their own self interests. Thus, pensions become another device to enhance and entrench management's controls over corporate policies while being accountable only to themselves. I am a founding member of the Investors Rights Association of America and I feel this practice perpetuates a culture of corporate management "cronyism" that can easily be at odds with shareholder and company interest.

    "A final note in rebuttal to management's contention that many companies offer their outside directors pensions, so they can attract and retain persons of the highest quality. Since there are also companies that do not offer their outside directors pensions, can management demonstrate that those companies that offer pensions have a better performance record then their non-pensioned peers? In addition, do we have any evidence of a significant improvement in corporate profitability with the advent of pensions for outside directors?

    "I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION."

    THE BOARD OF DIRECTORS RECOMMENDS VOTING AGAINST THIS PROPOSAL.

   The Company believes that the availability of retirement benefits enhances the Company's ability to attract, retain and motivate the most qualified nonemployee directors. Recent studies by independent compensation consultants indicate that up to 80% of major U.S. industrial companies provide such benefits for their nonemployee directors. Although the proposal states that "there are also companies that do not offer their outside directors pensions," it offers no evidence that such companies have better performance records than those providing such benefits; in any case, the fact that not all companies provide such benefits in no way diminishes the need to provide competitive compensation arrangements for directors.

   In addition, the Company takes issue with a number of statements contained in the proposal, as follows:

o The proposal compares nonemployee directors to consultants and argues that since consultants do not normally receive retirement benefits from their clients, neither should nonemployee directors. First, consultants are generally responsible for specific assignments of a short-term nature; in contrast, directors have ongoing relationships with their corporations and are responsible for the long-term viability and success of their corporations. Second, directors are subject to liability for a wide variety of actions (and inactions) by their corporations; this is rarely true of consultants, whose liability is generally limited by the terms of contractual arrangements with their clients.

o The proposal argues that management, by providing retirement benefits to nonemployee directors, insures such directors' "unquestioning loyalty and acquiescence to whatever policy management initiates." In the Company's view, the receipt of retirement benefits by nonemployee directors would tend to enhance their financial independence, thereby enhancing (rather than compromising) their ability to act impartially.

o The proposal suggests that nonemployee directors are "retained by management, namely the C.E.O.," but such directors are actually nominated by the Board of Directors on the recommendation of the Nominating Committee and are elected by the shareholders.

o The proposal suggests that such benefits constitute "double-dipping" by nonemployee directors, who may receive retirement benefits from others while remaining eligible to receive such benefits from the Company. However, since the benefits provided to nonemployee directors by the Company relate solely to the services they provide to the Company, their receipt of benefits from others is irrelevant.

   The Company also believes that it has one of the more progressive directors' compensation programs, including features -- such as a $24,000 annual retainer paid entirely in shares of the Company's Common Stock -- that are only now being instituted by other companies in replacement for their directors' retirement plans. Further, unlike some other companies' plans, the Company provides retirement benefits for a limited period of time, based on the individual's length of service on the Board.

   This proposal was defeated last year, when nearly 78% of the votes cast on the proposal were voted against its adoption.

                                OTHER MATTERS

OTHER BUSINESS

   The Company does not know of any other business that will be presented for consideration at the Annual Meeting. However, if any other business should come before the Annual Meeting, the persons named in the enclosed proxy (or their substitutes) will have discretion to act in accordance with their best judgment.

PROXY AND VOTING PROCEDURES

   The enclosed proxy covers the shares held of record by a shareholder at the close of business on March 21, 1996. In addition, the proxy covers shares held at that date in such shareholder's accounts under the Company's Dividend Reinvestment Plan and/or Savings Plan if such accounts carry the same federal tax identification number as the shares held of record.

   The proxy enables a shareholder to vote on the proposals covered by this Proxy Statement. The shares represented by each valid proxy received in a timely manner will be voted in accordance with the choices indicated on the proxy. A proxy may be revoked by written notice to the Company prior to the Annual Meeting, or at the Annual Meeting before it is voted.

   The Company has adopted a policy that all proxies, ballots and other voting materials that identify the votes of specific shareholders are to be kept permanently confidential, except as required by law. The policy provides that access to such materials is limited to the vote tabulators and the independent inspectors of voting, who must certify compliance with such policy.

VOTES REQUIRED

   Under the laws of the State of New York (in which the Company is incorporated), the election of directors requires the affirmative vote of a majority of the voting power of the shares represented at the Annual Meeting, and the ratification of the selection of independent certified public accountants and approval of the LTIP, the Program and the shareholder proposals require the affirmative vote of a majority of the votes cast thereon at the Annual Meeting.

   Under New York law, abstentions and votes withheld, as well as "non-votes," are counted in determining the number of shares represented at the Annual Meeting, but are not voted for the election of directors (thereby having the effect of a vote withheld with respect to such election), or for or against other proposals submitted to the shareholders, and are not deemed "cast" by shareholders (thereby having no effect on the vote with respect to such other proposals).

SOLICITATION PROCEDURES

   Proxies will be solicited primarily by mail; however, employees of the Company may also solicit proxies in person or otherwise. In addition, the Company has retained D. F. King & Co., Inc. to solicit proxies by mail, telephone and/or otherwise and will pay such firm a fee estimated at $13,000, plus reasonable expenses, for these services. Certain holders of record (such as brokers, custodians and nominees) are being requested to distribute proxy materials to beneficial owners and to obtain such beneficial owners' instructions concerning the voting of proxies. The Company will pay all costs of the proxy solicitation, and will reimburse brokers and other persons for the expenses they incur in sending proxy materials to beneficial owners and compensate them for such services in accordance with the rules of the New York Stock Exchange.

PROPOSALS FOR 1997 ANNUAL MEETING

   Any shareholder wishing to submit a proposal for inclusion in the Proxy Statement for the 1997 Annual Meeting pursuant to the shareholder proposal rules of the SEC should submit the proposal in writing to Robert B. Lamm, Secretary, W. R. Grace & Co., One Town Center Road, Boca Raton, Florida 33486-1010. The Company must receive a proposal by December 11, 1996 in order to consider it for inclusion in the 1997 Proxy Statement.

   In addition, the Company's By-laws require that shareholders give advance notice and furnish certain information to the Company in order to bring a matter of business before an annual meeting or to nominate a person for election as a director. Any communications relating to those By-law provisions should be directed to Mr. Lamm at the above address.

W. R. Grace & Co.
One Town Center Road
Boca Raton, Florida 33486-1010

GRACE PROXY

For the Annual Meeting of Shareholders of W. R. Grace & Co., to be held at 10:30 a.m. on May 10, 1996, at the Boca Raton
Marriott-Boca Center, 5150 Town Center Circle, Boca Raton, Florida.

The undersigned hereby appoints P. D. Houchin, R. B. Lamm and P. B. Martin as agents to act and vote on behalf of the undersigned at the Annual Meeting of Shareholders of W. R. Grace & Co., to be held on May 10, 1996, and any adjournments. As more fully described in the Proxy Statement for the meeting, such agents (or their substitutes) are directed to vote as indicated on the reverse side and are authorized to vote in their discretion upon any other business that properly comes before the meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

PLEASE MARK, DATE AND SIGN YOUR PROXY ON THE REVERSE SIDE.

PLEASE LET US KNOW WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

[ ] Yes, I plan to attend the Annual Meeting.
[ ] No, I cannot attend.

SHAREHOLDER QUESTIONS/COMMENTS
                              ----------------------
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                          FOLD AND DETACH HERE

PLEASE MARK    [X]
YOUR VOTES AS
INDICATED IN
THIS EXAMPLE

THE DIRECTORS RECOMMEND A VOTE FOR PROPOSALS 1, 2, 3 AND 4.

1. ELECTION OF DIRECTORS      FOR [ ]
FOR ALL NOMINEES LISTED
BELOW (EXCEPT AS
MARKED TO THE
CONTRARY BELOW)

WITHHOLD AUTHORITY            WITHHOLD [ ]
TO VOTE FOR ALL
NOMINEES LISTED
BELOW

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.)

    CLASS I (THREE-YEAR TERM): A. J. COSTELLO, M. A. FOX, T. A. VANDERSLICE
    CLASS II (ONE-YEAR TERM): C. L. HAMPERS
- -------------------------------------------------------------------------------
IF NO CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED FOR ALL OF THE NOMINEES LISTED ABOVE, FOR PROPOSALS 2, 3 AND 4 AND AGAINST PROPOSAL 5. PLEASE DATE AND SIGN AND RETURN PROMPTLY.
- -------------------------------------------------------------------------------

2. RATIFICATION OF SELECTION OF PRICE WATERHOUSE LLP
   AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

   FOR [ ]  AGAINST [ ]  ABSTAIN [ ]

3. APPROVAL OF LONG-TERM INCENTIVE PROGRAM.

   FOR [ ]  AGAINST [ ]  ABSTAIN [ ]

4. APPROVAL OF ANNUAL INCENTIVE COMPENSATION
   PROGRAM.

   FOR [ ]  AGAINST [ ]  ABSTAIN [ ]
- -------------------------------------------------------------------------------
THE DIRECTORS RECOMMEND A VOTE AGAINST PROPOSAL 5.

5. SHAREHOLDER PROPOSAL
   (DIRECTORS' RETIREMENT
   BENEFITS)

   FOR [ ]  AGAINST [ ]  ABSTAIN [ ]



Date:                             Signature:                        Signature:
Please sign EXACTLY as name or names appear above. When signing on behalf of a corporation, estate, trust or another shareholder, please give its full name and state your full title or capacity or otherwise indicate that you are authorized to sign.
                                              (See reverse side for comments.)
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                           FOLD AND DETACH HERE